Exhibit 10.8

Dated as of May 3, 2013

CREDIT AGREEMENT

for the financing of certain pre-delivery payments

in respect of two (2) Airbus A330-300 Aircraft

among

A330 PDP-3 LIMITED,

as Borrower

EACH LENDER

IDENTIFIED ON SCHEDULE I HERETO,

as Lenders

BNP PARIBAS S.A.,

acting through its New York Office,

as Facility Agent

and

BNP PARIBAS S.A.,

acting through its New York Office,

as Security Agent

Schedule I	-	Notice & Account Information
Schedule II	-	Participations
Schedule III	-	Advances
Schedule IV	-	The Facility Agent
Schedule V	-	The Security Agent
Exhibit A	-	Funding Notice
Exhibit B	-	Form of Assignment Agreement
Exhibit C	-	Form of Step-in Agreement
Exhibit D	-	Form of Engine Financier Agreement
Exhibit E	-	Form of Loan Certificate
Exhibit F	-	[Omitted]

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Exhibit G	-	[Omitted]
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of May 3, 2013 (this “Agreement”) is among A330 PDP-3 LIMITED, a Cayman Islands exempted company (the “Borrower”); EACH LENDER IDENTIFIED ON SCHEDULE I HERETO (individually a “Lender” and together the “Lenders”); BNP PARIBAS S.A., acting through its New York office, in its capacity as arranger and facility agent for and on behalf of itself and each of the Lenders (the “Facility Agent”) and BNP PARIBAS S.A., acting through its New York office, in its capacity as security agent for and on behalf of itself, the Facility Agent and each of the Lenders (the “Security Agent”).

WHEREAS, Intrepid entered into the Airbus Purchase Agreement, under which Intrepid has agreed, inter alia, (i) to purchase the Aircraft from Airbus and (ii) to pay Advances with respect to the Aircraft to Airbus;

WHEREAS, pursuant to the First Assignment and Assumption Agreement, Intrepid has agreed to assign all of its rights and obligations under the Purchase Agreement, but only insofar as they relate to the Aircraft, to the Irish Company;

WHEREAS, pursuant to the Second Assignment and Assumption Agreement, the Irish Company has agreed to assign all of its rights and obligations under the Purchase Agreement, but only insofar as they relate to the Aircraft, to the Borrower;

WHEREAS, the Borrower desires by this Agreement, among other things, to provide for the issuance of the Loan Certificates to the Lenders in respect of a portion of each Advance, which Loan Certificates will be secured by the security interests created by certain Obligors in favor of the Finance Parties;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Guarantor and the Security Agent are entering into the Guarantee for the benefit of the Finance Parties, to secure the payment and performance of the Secured Obligations.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1	Except as otherwise defined in this Agreement, including the Recitals, its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Annex A, Part 1.

1.2	This Agreement and each other Operative Document shall be interpreted in accordance with the rules of construction set forth in Annex A, Part 2.

2.	COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE

2.1	Subject to the terms and conditions of this Agreement, each Lender agrees to make a secured loan to the Borrower in respect of each Advance (herein called, for such Advance, a “Loan”) on a Borrowing Date to be designated pursuant to Section 2.4, but in no event later than the Commitment Termination Date.

Except as otherwise specified in Section 2.4(b), in the case of each Lender, such Loan shall be in an amount equal to the lesser of (x) (i) in the case of any Loan in respect of Aircraft 1, such Lender’s Aircraft 1 Maximum Commitment minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 1 prior to such Borrowing Date or (ii) in the case of any Loan in respect of Aircraft 2, such Lender’s Aircraft 2 Maximum Commitment minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 2 prior to such Borrowing Date and (y) such Lender’s Participation Percentage specified opposite such Lender’s name, in the case of Aircraft 1, in Part A of Schedule II hereto and in the case of Aircraft 2, specified in Part B of Schedule II hereto multiplied by the amount of the Loan for the applicable Aircraft specified in Schedule III (for each Lender, such Lender’s “Commitment” with respect to such Advance).

For the avoidance of doubt, on the Effective Date, subject to Section 2.4(b), the Lenders shall only be required to make Loans in an amount equal to the amount of Previously Paid Advances paid by or on behalf Intrepid to Airbus in accordance with the Airbus Purchase Agreement in excess of Cash Contributions.

2.2	If any Lender shall default in its obligation to make the amount of its Commitment available pursuant to this Section 2, no other Lender shall have an obligation to increase the amount of its Commitment and the obligations of the non-defaulting Lenders shall remain subject to the terms and conditions specified in this Agreement and, without limiting in any way the rights of the Borrower against the defaulting Lender for breach of its Commitment hereunder, the Borrower shall pay for any such shortfall as a condition precedent for drawing a Loan in accordance with Section 4.2(c). Without limiting the above, if the Facility Agent disburses a Lender’s Commitment without first having received funds from a Lender, then the Lender hereby agrees to fully indemnify the Facility Agent against any loss it may incur as a result of such failure to fund by the Lender.

2.3

As more particularly specified in Section 5, the Borrower shall execute and deliver to each Lender with appropriate insertions Loan Certificates to evidence such Lender’s Maximum Commitment. The Loan Certificates shall be issued such that each Lender receives a Loan Certificate for each Aircraft. Each Loan shall be evidenced by this Agreement, the Loan Certificate with respect thereto, and notations made from time to time by each Lender in its books and records, including computer records. Each Lender shall record in its books and records, including computer records, the principal amount of the Loans owing to it from time to time. Absent evidence to the contrary, each Lender’s books and records shall constitute presumptive evidence of the accuracy of the information contained therein. Failure by any Lender to make any such notation or record shall not affect the obligations of the Borrower to such Lender with respect to the repayment of its Loans.

2.4

(a)	The Borrower agrees to give the Facility Agent and the Security Agent at least three (3) Business Days’ prior written notice (the “Funding Notice”) of the Borrowing Date for each Loan, such notice to be received by the Facility Agent and the Security Agent prior to 3:00 p.m. (New York time), which notice shall be irrevocable and shall specify any funding instructions and shall be in substantially the form of Exhibit A. Each Borrowing Date shall be a Business Day not later than the Commitment Termination Date and shall not be a date before the scheduled “Payment Date” specified in Schedule III for such Loan.

(b)	On the initial Borrowing Date, which shall be the date hereof, subject to the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 (the “Effective Date”), each Lender, through or on behalf of the Facility Agent, agrees to transfer the amount of its Commitment for the Loans in respect of Previously Paid Advances, to the Borrower by wire transferring (or by making other arrangements reasonably satisfactory to the Facility Agent and the Borrower) such amounts to the account or accounts specified in the applicable Funding Notice; provided, however, that on the Effective Date, the Lenders shall only be required to make Loans in an amount equal to the amount of Previously Paid Advances paid by or on behalf Intrepid to Airbus in accordance with the Airbus Purchase Agreement in excess of Cash Contributions.

(c)	On the Borrowing Date (other than the Effective Date) specified in a Funding Notice, subject to the satisfaction of the conditions precedent set out in Sections 4.1 and 4.2, each Lender, through or on behalf of the Facility Agent, agrees to transfer the amount of its Commitment for the Loans in respect of (i) Advances (other than Previously Paid Advances and any Advances made with respect to Aircraft 1 after satisfaction of the conditions set forth in Section 2.5), to Airbus by wire transferring (or by making other arrangements reasonably satisfactory to the Facility Agent and Airbus) such amounts to the account or accounts specified in the applicable Funding Notice, and (ii) Advances made with respect to Aircraft 1 after satisfaction of the conditions set forth in Section 2.5, to the Borrower by wire transferring (or by making other arrangements reasonably satisfactory to the Facility Agent and the Borrower) such amounts to the account or accounts specified in the applicable Funding Notice.

(d)	The Borrower agrees that the actual transfer of the proceeds of Loans to the bank designated by the Borrower for credit to Airbus’s or the Borrower’s account (as applicable) shall constitute conclusive evidence that the Loans were made.

(e)	In the event that any Loan shall not be consummated in accordance with the terms hereof on the Borrowing Date specified in a Funding Notice, the Lenders and the Borrower shall cooperate with each other to arrange a mutually acceptable postponement of such date provided that such date may not be more than three (3) days from the first day of the Scheduled Delivery Month specified for such Aircraft in Schedule III (the “Delayed Borrowing Date”). In the event that the Loan shall not be consummated in accordance with its terms by 12:00 noon (New York time) on the specified Borrowing Date or the Delayed Borrowing Date, as the case may be, or, if earlier, the date on which the Borrower notifies the Lenders that the Loan will not occur (the “Cut-off Date”), the Lenders may cancel or terminate any funding arrangements that they may have made to enable them to fund their Commitments and the Borrower shall pay to the Facility Agent for the account of each Lender upon the request of such Lender (directly or through the Facility Agent) their Break Amount (if any) as though the Loan had been made on the Borrowing Date specified in the Funding Notice therefor and prepaid in full on the Cut-off Date. In consideration of making their funds available on the specified Borrowing Date, the Borrower shall compensate the Lenders for their net loss of earnings on such funds, by paying the Lenders interest on the aggregate amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate equal to the Lenders’ cost of funds plus the Applicable Margin for the period from and including the specified Borrowing Date to, but excluding, the earlier of (x) the Business Day on which the borrowing shall actually occur, (y) the Business Day on which the Borrower shall notify the Lenders that the borrowing will not occur prior to the Delayed Borrowing Date (if such notice is given prior to 11:00 a.m. (New York time) or if later, until the Business Day subsequent to such notice date), or (z) the Delayed Borrowing Date.

2.5	Notwithstanding the terms of Schedule II hereto, unless and until (i) the Sichuan Letters of Credit are assigned to the Security Agent pursuant to a letter of credit assignment agreement in form and substance satisfactory to the Security Agent, (ii) the Security Agent shall have received the original Sichuan Letters of Credit and the LC Amendments, and (iii) the Borrower delivers to the Finance Parties a legal opinion from the Borrower’s outside counsel addressing (A) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of the relevant letter of credit assignment agreement; (B) the valid, binding and enforceable nature of the relevant letter of credit assignment agreement and (C) the creation and perfection of a security interest in the Sichuan Letters of Credit Collateral assigned and charged pursuant to the relevant letter of credit assignment agreement, the Aircraft 1 Facility Amount shall be $15,300,000. Upon satisfaction of the conditions set forth in this Section 2.5, the Facility Agent shall promptly notify each Lender that the entire Aircraft 1 Facility Amount (as reduced by any prior Advances) is then available and the amount to which each such Lender’s Maximum Commitment shall be increased. Security Agent hereby acknowledges that as of the date hereof, conditions (i) and (iii) have been met.

3.	FEES; CANCELLATION OR REDUCTION OF FACILITY AMOUNT

3.1	In consideration of the Lenders’ Commitments hereunder, the Borrower shall pay to the Facility Agent on the date hereof the Arrangement Fee as specified in the Arrangement Fee Letter.

3.2	The Borrower shall pay to the Facility Agent for the account of each Lender, the Commitment Fee monthly in arrears (based on the average of the daily undrawn Facility Amounts during such period) on each Interest Payment Date following the Effective Date calculated daily on the basis of a year of 360 days and the actual number of days elapsed; provided, however, that the initial payment of the Commitment Fee shall be made in relation to that period of time between the date hereof and the first Interest Payment Date and shall be payable on the first Interest Payment Date, and the final Commitment Fee payment shall be made in relation to that period of time between the last Interest Payment Date and the Commitment Termination Date and shall be payable on the Commitment Termination Date.

For the avoidance of doubt, no Commitment Fee shall be payable on any portion of the Facility Amount that has been cancelled or reduced under Section 3.4.

3.3	In consideration of BNP Paribas, S.A., acting through its New York Office, acting as the Facility Agent and the Security Agent, the Borrower shall pay to the Agent on the date hereof the Agency Fee as specified in the Agency Fee Letter.

3.4	The Borrower may at any time permanently and irrevocably cancel or reduce some or all of the Facility Amount provided that (i) such Facility Amount is not the subject of a Loan or a Funding Notice and (ii) the amount thereof, and the Aircraft to which such cancellation or reduction is allocable shall be specified in a written notice to the Facility Agent three (3) Business Days before the effective date of such cancellation or reduction. Upon receipt of such notice, the Agent shall promptly notify each Lender of the contents thereof and the amount to which such Lender’s Maximum Commitment is to be reduced.

4.	CONDITIONS

4.1	Conditions Precedent to the Effectiveness of the Commitments

It is agreed that the Commitments of each Lender and the effectiveness of the Lender’s obligations pursuant to this Agreement are subject to the satisfaction prior to or on the Effective Date of the following conditions precedent:

(a)	The following documents shall have been duly authorized, executed and delivered by the party or parties thereto, shall each be satisfactory in form and substance to the Facility Agent, the Security Agent and each Lender and shall be in full force and effect and executed counterparts shall have been delivered to the Facility Agent, the Security Agent and each Lender, and their respective counsel:

(i)	this Agreement;

(ii)	the Mortgage;

(iii)	the Guarantee;

(iv)	the Share Charge;

(v)	the Step-In Agreement;

(vi)	the Engine Financier Agreement;

(vii)	each Lender’s Loan Certificate;

(viii)	the Assignment and Assumption Agreements;

(ix)	the Consideration Payment Agreements;

(x)	the Option Agreement;

(xi)	the Subordinated Loan Agreement;

(xii)	the Servicing Agreement;

(xiii)	the Approved Leases;

(xiv)	the Lease Security Assignments;

(xv)	the Fee Letters;

(xvi)	the Funding Indemnity Letter;

(xvii)	the Process Agent Appointment; and

(xviii)	the letter of credit assignment agreement referred to in Section 2.5.

(b)	The Facility Agent shall have received the following, in each case in form and substance satisfactory to it:

(i)	the memorandum and articles of association, a certificate of good standing and a certificated copy of the certificate of incorporation of the Borrower, the declaration of trust in respect of the shares of the Borrower and a copy of resolutions of the board of directors of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage, the Engine Financier Agreement and each other Operative Document required to be executed and delivered by the Borrower;

(ii)	a certificate of the Borrower as to the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such Person or Persons;

(iii)	a certified copy of the organizational documents of the Parent (a) attaching a certificate of good standing of the Parent, (b) attaching a copy of resolutions of the board of directors of the Parent, certified by the Secretary or an Assistant Secretary of the Parent, duly authorizing the execution, delivery and performance by the Parent of the Share Charge and each other document required to be executed and delivered by the Parent and (c) listing the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Parent in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(iv)	a director’s certificate from a director of Intrepid (a) attaching a certificate of good standing of Intrepid, (b) attaching copies of the constituent documents of Intrepid, (c) attaching copies of the resolutions of the board of directors of Intrepid and power or powers of attorney of Intrepid, certified by a Director of Intrepid, duly authorizing the execution, delivery and performance by Intrepid of the First Assignment and Assumption Agreement, the First Consideration Payment Agreement, the Engine Financier Agreement and each other document required to be executed and delivered by Intrepid and (d) listing the Person or Persons authorized to execute and deliver the agreements stated in subclause (c) above, and any other documents to be executed on behalf of Intrepid in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons

(v)	a director’s certificate from a director of the Guarantor (a) attaching a certificate of good standing of the Guarantor, (b)attaching copies of the constituent documents of the Guarantor, (c) attaching copies of the resolutions of the board of directors of the Guarantor and power or powers of attorney of the Guarantor, certified by a Director of the Guarantor, duly authorizing the execution, delivery and performance by the Guarantor of the Guarantee made by the Guarantor and each other document required to be executed and delivered by the Guarantor and (d) listing the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Guarantor in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(vi)

a director’s certificate from a director of the Irish Company (a)attaching copies of the constituent documents of the Irish Company, (b) attaching copies of the resolutions of the board of directors of the Irish Company and power or powers of attorney of the Irish Company, certified by a Director of the Irish Company, duly authorising the execution, delivery and performance by the Irish Company of the Second Assignment and

Assumption Agreement, the Second Consideration Payment Agreement, the Option Agreement, the Subordinated Loan Agreement, the Servicing Agreement and each other document required to be executed and delivered by the Irish Company and (c) listing the Person or Persons authorised to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Irish Company in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(vii)	a certified copy of the organizational documents of each of the Approved Lessors (a) attaching a certificate of good standing of such Approved Lessor, (b)attaching copy of resolutions of the board of directors of the Approved Lessor, certified by the Secretary or an Assistant Secretary of the Approved Lessor, duly authorizing the execution, delivery and performance by such Approved Lessor of the relevant Lease Security Assignment and each other document required to be executed and delivered by such Approved Lessor and (d) listing the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of such Approved Lessor in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(c)	The Facility Agent (with sufficient copies for each Lender) shall have received a certificate of the Borrower that the aggregate amount of Advances in connection with each Aircraft shall be sufficient when paid to Airbus to satisfy the obligation of the Borrower with respect to all Advance payments due and payable for each such Aircraft.

(d)	In respect of Previously Paid Advances, any Liens over the Collateral granted by the Borrower to finance such Advances shall be released and terminated and, if there are any such Liens, the Facility Agent shall have received evidence satisfactory to it of such release and termination.

(e)	Uniform Commercial Code financing statements covering all the security interests created by or pursuant to the granting clause of the Mortgage and the Lease Security Assignments shall have been delivered by the Borrower, and such financing statements shall have been filed in all places deemed necessary or advisable in the opinion of counsel for the Lenders, and any additional Uniform Commercial Code financing statements deemed advisable by any Lender or its counsel shall have been delivered by the Borrower and duly filed.

(f)	The Facility Agent shall have received evidence satisfactory to it of the entry into the Parent’s register of mortgages and charges of the Share Charge.

(g)	All documentation required to accomplish any necessary filings or registrations shall have been delivered to Irish and Cayman Islands counsel, and such registrations shall be initiated and there shall exist no Lien of record in respect of the Collateral that ranks in priority to the Lien of the Mortgage, the Share Charge, the Lease Security Assignments and any other Security Document.

(h)	The Facility Agent (with sufficient copies for each Lender and the Security Agent) shall have received an opinion addressed to each Lender, and each Agent from one or more special counsel to the Borrower, in each applicable jurisdiction (including in the Cayman Islands, New York and Ireland), with such opinions satisfactory in form and substance to such Lender, as to (i) the due incorporation and valid existence of each Party to the Operative Documents (other than the Facility Agent and the Lenders); (ii) the authority of each Party to the Operative Documents (other than the Facility Agent and the Lenders) to execute, deliver, perform and observe the terms and conditions of the Operative Documents to which it is a party; (iii) the valid, binding and enforceable nature of the Operative Documents in place on the Effective Date; (iv) the creation and perfection in the Collateral assigned and charged pursuant to the Mortgage, the Share Charge and the Lease Security Assignments; and (v) such other matters as the Agent may reasonably request.

(i)	The Facility Agent (with sufficient copies for each Lender and the Security Agent) shall have received opinions addressed to each Lender and each Agent from Walkers, special Irish counsel to the Irish Company and special Cayman counsel to the Borrower, each such opinion satisfactory in form and substance to such Lender, as to the “non-consolidation” of the Borrower, on the one hand, and the Irish Company, on the other hand and the “true sale” of the Irish Company’s rights to the Borrower in respect of the Assigned Purchase Agreement (as assigned pursuant to the Second Assignment and Assumption Agreement).

(j)	The Facility Agent (with sufficient copies for each Lender and the Security Agent) shall have received either (i) an opinion addressed to each Lender and each Agent from Airbus’ in-house counsel and the Engine Manufacturer’s in-house counsel, in form and substance reasonably satisfactory to the addressees thereof; or (ii) an incumbency certificate together with a company extract evidencing the signing authority of the persons named in the incumbency certificate or such other evidence as shall be reasonably satisfactory to the Finance Parties as regards the signing authority of each of the Engine Manufacturer and Airbus, in each case to the extent customarily offered by Airbus and the Engine Manufacturer.

(k)	The Agent shall have received the irrevocable payment in full of the first year’s Agency Fee (or arrangements for payment thereof shall be in place).

(l)	The Facility Agent shall have received the irrevocable payment in full of the Arrangement Fee.

(m)	Since December 31, 2012, there shall have been no material adverse change in the business condition (financial or otherwise), or operations or prospects of the Guarantor or Intrepid which taken individually or as a whole for either of them could have a Material Adverse Effect on the ability of the Guarantor or Intrepid to perform its obligations under any Operative Document to which it is a party and no event or circumstance shall have occurred which in the reasonable judgment of any Lender had or would be likely to have a Material Adverse Effect.

(n)	The Facility Agent and each Lender shall have received its customary “know your customer” documentation completed by the Borrower, the Parent, the Irish Company, the Approved Lessors and/or the Guarantor, as the case may be.

(o)	The Facility Agent shall have received a copy of the Assigned Airbus Purchase Agreement in the form agreed between the Borrower, Airbus and the Irish Company.

(p)	The Facility Agent shall have received a certificate from the Borrower confirming that (i) payment to Airbus of the Loans will to the extent of such payments satisfy the pre-delivery payment obligations of the Borrower to Airbus, and (ii) the rights of the Approved Lessees and the Approved Lessors under the Approved Leases shall not conflict with the rights of the Security Agent and the Lenders under the Mortgage, the Share Charge, the Lease Security Assignments and any other Security Documents.

(q)	No event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) a default, event of default or a termination event (however defined) under the Assigned Purchase Agreement.

(r)	The representations and warranties deemed to be made as of the Effective Date by each Obligor under the Operative Documents to which it is a party are true and correct in all material respects as of such date (in each case, other than representations relating to a specific date, which shall be true and correct in all material respects as of such specific date).

(s)	No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or Governmental Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Entity to set aside, restrain, enjoin or prevent the completion and consummation of any Operative Document or the transactions contemplated thereby.

(t)	No Market Disruption Event has occurred and is continuing.

(u)	The Facility Agent shall have received the consolidated audited financial statements for the period ending on December 31, 2011 for each of the Guarantor and Intrepid and the unaudited financial statements for the period ending on December 31, 2012 in respect of the Guarantor and Intrepid.

4.2	Conditions Precedent to the Lenders’ Participation in each Advance

It is agreed that the obligations of each Lender to lend all or any portion of its Commitment to the Borrower in respect of each Advance (including Previously Paid Advances) is subject to the satisfaction prior to or on the relevant Borrowing Date for such Advance of the following conditions precedent:

(a)	The Facility Agent shall have received due notice with respect to the Borrowing Date for such Advance pursuant to Section 2 (or shall have waived such notice).

(b)	The Operative Documents shall remain valid and in full force and effect.

(c)	Each of the Facility Agent and each Lender shall have received evidence in form and substance reasonably satisfactory to it that the Borrower shall have paid to Airbus the required Cash Contribution in respect of the applicable Aircraft (including sufficient Cash Contribution to compensate for the failure of any Lenders to make available the amount of its Commitment for the Advance in question), and that as of such Borrowing Date there are no past due non-deferrable Advances under the Assigned Purchase Agreement.

(d)	(i) After the date of the execution and delivery of this Agreement, no change shall have occurred in applicable law or regulations thereunder which, in the reasonable opinion of such Lender, would make it a violation of law or regulations for such Lender to fund a Loan in respect of such Advance, to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage and the other Security Agreements, and (ii)there shall have been no material and adverse change, whether in effect on the date of this Agreement or coming into effect after the date of this Agreement in the financial markets which would materially impair the ability of a Lender to fund a Loan in respect of an Advance hereunder.

(e)	A certificate of a director of each of the Guarantor and the Borrower, certifying that on such Borrowing Date, (i) its representations and warranties set out in each Operative Document to which it is a party are true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), (ii) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default under the Mortgage or event of default or termination event (however defined) under any other Operative Documents to which it is a party, including, for the Borrower, the Assigned Purchase Agreement, (iii) since its incorporation there has been no change in the Borrower (or in the case of a certificate of a direction of the Guarantor, each Obligor) which amounts to a Material Adverse Effect and (iv) no event or circumstance has occurred which is reasonably likely to have a Material Adverse Effect.

(f)	On such Borrowing Date, when taking into consideration future Cash Contributions payable by the Borrower, the available undrawn Commitment is sufficient to satisfy all future Advances payable under the terms of the Assigned Purchase Agreement.

(g)	The Facility Agent shall have received for the account of the Lenders the irrevocable payment in full of all accrued but unpaid Fees, and all other transaction costs and expenses due and payable under the Operative Documents, including, but not limited to, all amounts referred to in Section 15 that are indicated on each invoice delivered to the Borrower not less than one Business Day prior to the relevant Borrowing Date.

(h)	No Default or Event of Default has occurred and is continuing.

(i)	No event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) a default, event of default or termination event (however defined) under the Assigned Purchase Agreement.

(j)	No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or Governmental Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Entity to set aside, restrain, enjoin or prevent the completion and consummation of any Operative Document or the transactions contemplated thereby.

(k)	If the entire Aircraft 1 Facility Amount (as reduced by any prior Advances) is then available in accordance with Section 2.5, the Sichuan Letters of Credit shall remain in full force and effect.

4.3	The foregoing provisions of Section 4 are inserted for the sole benefit of the Facility Agent, the Security Agent and the Lenders and may be waived in whole or in part and with or without conditions by the Facility Agent (acting upon the instructions of the Majority Lenders).

5.	THE CERTIFICATES

5.1	Form of Loan Certificates

The Loan Certificates shall each be substantially in the form specified in Exhibit E.

5.2	Terms of Loan Certificates; Loans

(a)

On the Effective Date, subject to the satisfaction of the conditions precedent set out in Sections 4.1 and 4.2, the Borrower shall issue (i) a Loan Certificate to each Lender for Aircraft 1 in an aggregate original principal amount equal to such Lender’s Aircraft 1 Maximum Commitment, and (ii) a Loan Certificate to each Lender for Aircraft 2 in an aggregate original principal amount equal to such Lender’s Aircraft 2 Maximum Commitment. The Borrower shall be entitled to borrow Loans against each Loan Certificate in accordance with Sections 2 and 4.

(b)	Each Loan Certificate shall bear interest on the unpaid principal amount thereof from time to time outstanding from and including the date thereof until such principal amount is paid in full. Such interest shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date such Loan is repaid in full. The Interest Periods for the Loans can vary in accordance with the definition of Interest Period. Interest shall be payable with respect to the first but not the last day of each Interest Period and shall be payable from (and including) the date of a Loan or the immediately preceding Interest Payment Date, as the case may be, to (and excluding) the next succeeding Interest Payment Date. Interest hereunder and under the Loan Certificates shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(c)	If any sum payable under the Loan Certificates or under the Mortgage falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day; provided, however, that, in the case of principal of and interest on the Loan Certificates payable on an Interest Payment Date, if by virtue of such extension such payment would fall (i) in the next succeeding month or (ii) after the stated maturity date, such sum shall be payable on the preceding Business Day.

(d)	The principal of the Loans shall be due and payable in full upon the first to occur of (i) for Loans relating to an Aircraft, the Scheduled Delivery Date of such Aircraft, as notified by the Borrower to the Facility Agent in accordance with this Section 5.2(d), (ii) except as specified in clause (iii), for Loans relating to an Aircraft, the last day of the “Scheduled Delivery Month” specified for such Aircraft in Schedule III, (iii) in the event of a delay in the “Scheduled Delivery Month” for an Aircraft as a result of an Airbus Delay, for Loans relating to such Aircraft, the six month anniversary of the last day of the “Scheduled Delivery Month” specified for such Aircraft in Schedule III, (iv) for Loans relating to an Aircraft, the applicable Termination Date; provided, however, that, in any case, the principal of the Loan related to an Aircraft shall always become due and payable upon delivery of such Aircraft pursuant to the Assigned Purchase Agreement on the Delivery Date therefor.

The Borrower shall notify the Facility Agent and the Lenders of the expected Delivery Date of each Aircraft, not less than five (5) Business Days’ prior to the Interest Payment Date immediately preceding such expected Delivery Date, which shall be a Business Day not later than the Commitment Termination Date. Upon receipt of such notice, the Lenders shall effect a stub Interest Period ending on such expected Delivery Date for the Loans allocable to such Aircraft. If a Delivery Date is delayed as a result of an Airbus Delay and the Borrower is in compliance with Section 9(n), each Lender’s Commitment shall be made available at the Lenders’ cost of funds plus the Applicable Margin until the earlier of (i) actual Delivery Date of such Aircraft and (ii) the six month anniversary of the last day of the “Scheduled Delivery Month” for such Aircraft in Schedule III.

(e)	Each Loan Certificate shall bear interest at the Past Due Rate on any principal thereof and, to the extent permitted by applicable law, interest (other than interest accrued at the Past Due Rate) and other amounts due thereunder and hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Lender given through the Facility Agent.

(f)	The Loan Certificates shall be executed on behalf of the Borrower by one of its authorized officers. Loan Certificates bearing the signatures of individuals who were at any time the proper officers of the Borrower shall bind the Borrower, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Loan Certificates or did not hold such offices at the respective dates of such Loan Certificates. No Loan Certificates shall be issued hereunder except those provided for in Section 5.2 (a) and any Loan Certificates issued in exchange or replacement therefor pursuant to the terms of this Agreement.

5.3	Withholding Taxes; General Tax Indemnity

(a)	The Borrower shall make all payments to be made by it without any Withholding Taxes, unless Withholding Taxes are required by law.

(b)	The Borrower shall promptly upon becoming aware that Withholding Taxes must be made (or that there is any change in the rate or the basis of Withholding Taxes) notify the Facility Agent accordingly (and the Facility Agent shall notify the relevant Lender(s)). Similarly, each Lender shall notify the Borrower (via the Facility Agent) on becoming so aware in respect of a payment payable to that Lender (provided that no Lender shall have any legal liability in respect of any failure to so notify and the failure to provide such notice will not relieve the Borrower of its obligation to make such payment).

(c)	If Withholding Taxes are required by law to be made by a Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Withholding Taxes) leaves an amount equal to the payment which would have been due if no Withholding Taxes had been required.

(d)	If the Borrower is required to make deductions for and payment of Withholding Taxes, the Borrower shall make such deductions and payments of those Withholding Taxes within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making deductions for and payment of Withholding Taxes, the Borrower shall deliver to the Facility Agent evidence reasonably satisfactory to the Facility Agent that such deductions of the Withholding Taxes have been made and any appropriate payment has been made to the relevant taxing authority.

(f)	(A) Any Lender that is entitled to an exemption from or reduction of Withholding Taxes with respect to payments made under any Operative Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.3(f)(B)(i), (B)(ii) and (B)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B) Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) whichever of the following is applicable:

(w) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Operative Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2)

with respect to any other applicable payments under any Operative Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(x) executed originals of IRS Form W-8ECI;

(y) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(z) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and

(C)	Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(g)	Prior to or simultaneously with the transfer by a Lender of its Loan Certificates or its interest in this Agreement, the transferee of such Lender shall notify the Borrower of its identity and of the country of which such transferee is a resident for tax purposes and provide the Borrower and the Facility Agent with any forms or certificates required pursuant to Section 5.3(f).

(h)	The Borrower will pay to each Indemnitee interest at the Past Due Rate, to the extent permitted by applicable law, on any amount not paid when due under this Section 5.3 until the same shall be paid (under the understanding that such payment shall be made by the Borrower in accordance with this Section 5.3).

(i)	While an Event of Default is not continuing: (A) to the extent that a Lender determines that it has received and is entitled to retain a refund of any Withholding Taxes in respect of which additional amounts were paid by the Borrower pursuant to this Section 5.3, such Lender shall promptly pay to the Borrower the amount of such refund plus any interest received on such refund fairly attributable to such Tax and not in excess of amounts previously paid by the Borrower to the Lender pursuant to this Section 5.3; and (B) if a Lender determines that it has actually utilized any credit with respect to any Withholding Taxes in respect of which additional amounts were paid by the Borrower pursuant to this Section 5.3, such Lender shall pay to the Borrower an amount equal to the amount of such credit, but not in excess of amounts previously paid by the Borrower to such Lender and provided, however, that no Lender shall be required to claim any credit if to do so would, in its sole opinion, result in any adverse consequences to it and, provided, further, that no Lender shall be required to claim any credit in respect of this Section 5.3 in priority of any other credits (any utilization of such credit being in such Lender’s sole discretion). Any refund or credit which is subsequently disallowed in whole or in part shall be promptly repaid by the Borrower on the demand of the Lender.

(j)	The Borrower agrees to pay any present or future stamp or documentary Taxes or any other license, excise or property Taxes (i) imposed by any taxing authority which may arise from the registration, filing, recording, or perfection of any security interest of or in connection with this Agreement or the other Operative Documents or (ii) imposed by any taxing authority in connection with an Event of Default. The Borrower will provide appropriate documentation, including receipts if available, when requested to evidence payment by the Borrower of any such Taxes.

(k)

All consideration expressed to be payable under an Operative Document by any party to any Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with an Operative Document, that Party shall pay to the relevant Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where an Operative Document requires any Party to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the relevant Finance Party against all VAT incurred by such Finance Party in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(l)	The Borrower shall pay when due and indemnify, on an after-Tax basis, and hold each Indemnitee harmless from and against any and from all Taxes imposed against any such Indemnitee in relation to or arising out of this Agreement or any other Operative Document or the transactions contemplated thereby, or based on amounts due hereunder or under any other Operative Document, the terms, covenants and conditions hereof and thereof; provided, however, that the Borrower shall have no obligation to pay any Taxes (i) excluded from the Lessee’s indemnity obligation in Section 5.3(c), or (ii) imposed on the net income, profits, gains, branch profits, or capital, or any net worth or franchise Taxes of the Indemnitee in question by any government or taxing authority in the jurisdiction of its formation, in which its principal office is located or in which its lending office for the Loan is located, respectively.

(m)	If a payment made to any Lender under this Agreement or any other Operative document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable and, when effective, the delivery of an IRS Form 10-8BEN-8D, such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by applicable law and at such time or times reasonably required by the Borrower or the Facility Agent such documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably required by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (m), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(n)	Each party’s obligations under this Section 5.3 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Operative Document.

5.4	Distribution of Funds Received

(a)	The Facility Agent shall maintain records of all amounts paid to it by the Borrower hereunder and shall establish and maintain the Payment Account, into which all amounts payable hereunder shall be paid.

(b)	Provided that no Event of Default has occurred and is then continuing, each installment of interest payable on the Loan Certificates shall be distributed as promptly as possible on or after the date that such amount is deposited in the Payment Account and becomes immediately available to the Facility Agent, to the Lenders ratably, without priority of one over the other, to the payment in full of the aggregate amount of interest due under the Loan Certificates in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, (ii) any overdue interest thereon, (iii) Break Amount, if any, and (iv) any other amounts (other than principal) then due and owing to the Lenders or the Agents hereunder and under the other Operative Documents pro rata to the respective entitlements of the Lenders and the Agents, without priority of one over the other.

(c)	Provided that no Event of Default has occurred and is then continuing, on the Delivery Date of the related Aircraft, or a prepayment date in accordance with the terms of this Agreement, as the case may be, each payment made by the Borrower as repayment of Loans shall be distributed as promptly as possible on or after the date that such amount is deposited in the Payment Account and becomes immediately available to the Facility Agent:

First, to the payment in full of (A) any unpaid fees, costs and expenses of the Facility Agent and the Security Agent hereunder and under the Operative Documents (including any Fee Letter) pro rata to the respective entitlements of such Agent, without priority of one over the other; (B) the aggregate amount of interest due under the Loan Certificates in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, (ii) any overdue interest thereon, and (iii) Break Amount, if any, due and payable to the Lenders hereunder and under the Operative Documents, pro rata to the respective entitlements of the Lenders, without priority of one over the other, and (C) any other amounts (other than principal) then due and payable at such time to the Lenders or the Agents hereunder and under the other Operative Documents pro rata to the respective entitlements of the Lenders and the Agents, without priority of one over the other;

Second, to the Lenders pro rata to the respective entitlements of the Lenders, without priority of one over the other, to the payment in full of the outstanding principal amount of the Loans in respect of the relevant Aircraft made by the Lenders which is being repaid;

Third, to the Lenders pro rata to the respective entitlements of the Lenders, without priority of one over the other, to the payment in full of any other amount, indebtedness or obligations (other than principal and interest) due and payable to the Lenders under this Agreement or any other Operative Documents in respect of such Aircraft; and

Fourth, the balance, if any, thereof thereafter remaining to the Borrower or such other Person(s) as may then lawfully be entitled thereto; provided, however, that if a Default shall have occurred and be continuing, then such balance shall not be distributed as provided in this clause Fourth but shall be held in the Payment Account until whichever of the following shall first occur: (1) such Default shall have been cured, in which event such balance shall, to the extent not theretofore distributed as provided herein, be distributed as provided in this clause Fourth, or (2) such balance shall be distributed in accordance with the provisions of Section 5.4(e).

(d)	Upon any partial optional repayment of the Loan Certificates pursuant to Section 5.9(a) hereof, the amount paid by Borrower shall be applied against the amounts which Borrower is obligated to pay in connection with such prepayment pursuant to Section 5.9(a) (it being understood that no prepayment shall be permitted under Section5.9(a) unless the Borrower pays a sufficient amount to satisfy in full the amounts owed by it under Section5.9(a) in connection with such prepayment).

(e)	After an Event of Default shall have occurred, and so long as such Event of Default shall be continuing, amounts actually received by the Security Agent from the Borrower and all proceeds resulting from any sale of any of the Collateral shall be applied in the following order of priority:

First, to the extent not theretofore paid by or on behalf of the Borrower, to pay in full all costs and expenses of each Agent incurred in connection with the performance of its duties hereunder or under any other Operative Document, including reasonable attorneys’ fees and expenses, and all costs and expenses incurred by the Security Agent in connection with its entering upon, taking possession of, holding, operating, managing, selling or otherwise disposing of the Collateral or any part thereof, any and all Taxes, assessments or other charges of any kind prior to the Lien of any Operative Document that the Security Agent determined in good faith to pay or be paid, and all amounts payable to each Agent hereunder or under any of the Operative Documents in respect of or arising out of any indemnities or other obligations of the Borrower;

Second, to the Lenders pro rata to the respective entitlements of the Lenders, without priority of one over the other, to the payment in full of all accrued and unpaid interest (including Break Amount, if any, and interest on account of overdue payments of principal and interest) then due the Lenders under this Agreement or any of the Loan Certificates;

Third, to the Lenders pro rata to the respective entitlements of the Lenders, without priority of one over the other, to the payment in full of the principal amount of the Loan Certificates;

Fourth, to the Lenders pro rata to the respective entitlements of the Lenders, without priority of one over the other, to the payment in full of any other amount, indebtedness or obligations (other than principal and interest) due and payable to the Lenders under this Agreement or any other Operative Documents; and

Fifth, the balance, if any, thereof thereafter remaining, to the Borrower or such other Person(s) as may then lawfully be entitled thereto.

If the Security Agent purchases and subsequently sells the Aircraft to a third party, any net sale proceeds (after deduction of all relevant costs, including maintenance, storage and insurance) which exceed the Loan allocable to such Aircraft to the extent actually received by the Security Agent shall be distributed under this Section 5.4(e).

5.5	Method of Payment

(a)	Principal and interest and other amounts due hereunder or under the Loan Certificates or in respect hereof or thereof shall be payable in Dollars in immediately available funds prior to 11:00 a.m., New York time, on the due date thereof, to the Payment Account and the Facility Agent shall, subject to the terms and conditions of Section 5.4, remit all such amounts so received by it to the Lenders at such account or accounts at such financial institution or institutions in New York as the Lenders shall have designated to the Facility Agent in writing, in immediately available funds for distribution to the relevant Lenders.

(b)	All such payments by the Borrower and the Facility Agent shall be made free and clear of and without reduction on account of all wire and other like charges. Prior to the due presentment for registration of transfer of any Loan Certificate, the Borrower and the Facility Agent may deem and treat the Person in whose name any Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate and for all other purposes whether or not such Loan Certificate shall be overdue, and neither the Borrower nor the Facility Agent shall be affected by any notice to the contrary.

(c)	If the Facility Agent disburses funds on a payment date without first having received funds from the Borrower and if the Borrower subsequently fails to make such payment before the end of the day, then on the next succeeding Business Day following demand from the Facility Agent, each Lender which has received such funds will refund to the Facility Agent the amount advanced by the Facility Agent which such Lender received.

5.6	Registration, Transfer and Exchange of Loan Certificates

(a)	The Facility Agent agrees with the Borrower that the Facility Agent shall keep a register (herein sometimes referred to as the “Certificate Register”) in which provision shall be made for the registration of Loan Certificates.

(b)

Prior to the due presentment for registration of the transfer of any Loan Certificate, the Borrower and the Facility Agent shall deem and treat the person in whose name such Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate, and the Lender for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate, and for all other purposes whether or not such Loan Certificate is overdue, and neither the Borrower nor the Facility Agent shall be affected by notice to the contrary.

(c)	The Certificate Register shall be kept at the office of the Facility Agent specified in this Agreement or at the office of any successor Facility Agent, and the Facility Agent is hereby appointed “Certificate Registrar” for the purpose of registering Loan Certificates and transfers of Loan Certificates as herein provided.

(d)	Upon surrender for registration of transfer of any Loan Certificate at the office of the Facility Agent specified in this Agreement and upon delivery by the Facility Agent to the Borrower of such surrendered Loan Certificate, the Borrower shall execute, and the Facility Agent shall deliver, in the name of the designated transferee or transferees, one or more new Loan Certificates of a like aggregate principal amount.

(e)	Each Lender may assign to any assignee an interest in any Loan Certificate held by it to any Person with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, provided that no such consent shall be required (i) while an Event of Default has occurred and is continuing, or (ii) if the assignment is to another Lender or an Affiliate of a Lender, and the Facility Agent shall, upon receipt of a written request of such assignee, accompanied by a copy of the required written approval of the Borrower and such proof of such assignment as the Facility Agent may reasonably require, register in the name of such assignee such interest in such Loan Certificate and thereafter such assignee shall be a Lender for all purposes of the Operative Documents (subject to any limitations in the instrument of assignment).

(f)	All Loan Certificates issued upon any registration of transfer or exchange of Loan Certificates shall be the valid obligations of the Borrower evidencing the same obligations, and entitled to the same security and benefits under this Agreement, the Mortgage and the other Security Documents, as the Loan Certificates surrendered upon such registration of transfer.

(g)	Every Loan Certificate presented or surrendered for registration of transfer, shall (if so required by the Facility Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Facility Agent duly executed by the Lender thereof or its attorney duly authorized in writing, and the Facility Agent may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act and the securities laws of any applicable jurisdiction.

(h)	The Facility Agent shall make a notation on each new Loan Certificate or Loan Certificates of the then available Commitment on the old Loan Certificate or

Loan Certificates with respect to which such new Loan Certificate is issued, the current outstanding principal and the date to which interest accrued on such old Loan Certificate or Loan Certificates has been paid and the extent, if any, to which any interest therein has been subject to a registered assignment.

(i)	The Facility Agent shall not be required to register the transfer of any surrendered Loan Certificates as above provided during the five calendar day period preceding the due date of any payment on such Loan Certificates, provided, however, that such transfer will be registered by the Facility Agent and become effective on the date succeeding the due date of such payment on such Loan Certificates.

(j)	Any Lender may transfer any or all of its Loan Certificates to any Person with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, provided that no such consent shall be required (i) while an Event of Default is continuing, or (ii) if the assignment is to another Lender or an Affiliate of a Lender. The Borrower and each Agent shall treat the Person in whose name each Loan Certificate is registered on the Certificate Register as the Lender with respect thereto for all purposes hereof until due presentment for registration of transfer as provided in this Section 5.6.

(k)	The Facility Agent shall give the Borrower, the Security Agent and each Lender notice of such transfer of a Loan Certificate under this Section 5.6.

(l)	Prior to or simultaneously with the transfer by a Lender of any of its Loan Certificates or its interest in this Agreement, the transferee of such Lender shall notify the Borrower of its identity and of the country of which such transferee is a resident for tax purposes and provide the Borrower and the Facility Agent with any forms or certificates required pursuant to Section 5.3(f)

5.7	Mutilated, Destroyed, Lost or Stolen Loan Certificates

(a)	If any Loan Certificate shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the affected Lender, execute and deliver in replacement thereof, a new Loan Certificate, in the same principal amount, dated the date of such Loan Certificate.

(b)	If the Loan Certificate being replaced has become mutilated, such Loan Certificate shall be surrendered to the Facility Agent and the original thereof shall be furnished to the Borrower by the Facility Agent.

(c)

If the Loan Certificate being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower and the Facility Agent such security or indemnity as may be reasonably required by them to hold the Borrower and the Facility Agent harmless and evidence satisfactory to the Borrower and the Facility Agent of the destruction, loss or theft of such Loan Certificate and of the ownership thereof, provided, however, that if the affected Lender is an original party to this Agreement or an Affiliate thereof, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Lender delivered to the Borrower and the Facility Agent to hold harmless the Borrower and the Facility Agent in respect of the execution and delivery of such new Loan Certificate shall be sufficient evidence, security and indemnity.

5.8	Payment of Expenses on Transfer

Upon the issuance of a new Loan Certificate or new Loan Certificates pursuant to Section 5.6 or 5.7, the Borrower and/or the Facility Agent may require from the party requesting such new Loan Certificate or Loan Certificates payment of a sum sufficient to reimburse the Borrower and/or the Facility Agent for, or to provide funds for, the payment of any Tax or other governmental charge in connection therewith or any charges and expenses connected with such Tax or other governmental charge paid or payable by the Borrower or the Facility Agent, and any out of pocket expenses, including reasonable legal fees (for external counsel) incurred, of the Borrower or the Facility Agent. Additionally, the transferring Lender shall pay, or cause the transferee to pay, a transfer fee of $5,000 to the Facility Agent on or prior to the transfer becoming effective.

5.9	Prepayment

(a)	The Borrower may at any time voluntarily prepay without penalty some or all of the Loans in accordance with the terms and conditions hereof; provided, however, that, (i) if in part, such prepayment or reduction shall be a minimum of US$1,000,000 (or any integral multiple thereof per Aircraft or shall be in an amount necessary to prepay in full all Advances for an Aircraft), and (ii) the Borrower shall provide irrevocable written notice to the Facility Agent not less than ten (10) days prior to the date of such prepayment specifying the amount to be prepaid, the Aircraft to which such prepayment is allocable and the Business Day on which such prepayment shall be made.

(b)	If the Delivery Date of an Aircraft is accelerated, on at least three (3) Business Days prior written notice to the Facility Agent, the Borrower shall prepay the principal, interest, Break Amount and all other amounts relating to the Loans in respect of the Aircraft the subject of the accelerated Delivery Date.

(c)	Upon the occurrence of a termination or cancellation of the Assigned Purchase Agreement by Airbus with respect to an Aircraft for any reason whatsoever, the aggregate outstanding principal amount of all Loans relating to such Aircraft shall become due and payable and the Borrower shall prepay the Loan Certificates in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to such Aircraft to the Lenders within ten (10) days.

(d)	Upon the occurrence of a termination or cancellation of the Assigned Purchase Agreement by the Borrower with respect to any Aircraft for any reason whatsoever, the aggregate outstanding principal amount of all Loans relating to such Aircraft shall become due and payable and the Borrower shall prepay the Loan Certificates in respect of such Aircraft in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to such Aircraft to the Lenders within ten (10) days.

(e)	If an event of default (howsoever defined) has occurred and is continuing under the Assigned Purchase Agreement, the aggregate outstanding principal amount of all Loans relating to Aircraft 1 and Aircraft 2 shall become due and payable and the Borrower shall prepay the Loan Certificates in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to Aircraft 1 and Aircraft 2 to the Lenders within ten (10) days.

(f)	If the Guarantee ceases to be in full force and effect, valid or enforceable, the aggregate outstanding principal amount of all Loans shall become due and payable and the Borrower shall prepay the Loan Certificates in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to Aircraft 1 and Aircraft 2 to the Lenders within ten (10) days.

(g)	Within ten (10) days of the occurrence of a Guarantor Key Management Event, the aggregate outstanding principal amount of all Loans relating to Aircraft 1 and Aircraft 2 shall become due and payable within five (5) Business Days after the occurrence of such event, and the Borrower shall prepay the Loan Certificates in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to Aircraft 1 and Aircraft 2 to the Lenders on such prepayment date.

(h)

(i) In the event that an Approved Lease is terminated or is no longer in full force and effect, or (ii) if the relevant Approved Lessor takes steps to exercise its rights under such Approved Lease following the occurrence of a default, event of default or termination event (howsoever defined) under such Approved Lease, the aggregate outstanding principal amount of all Loans relating to such Aircraft shall become due and payable and the Borrower shall prepay the Loan Certificates in respect of such Aircraft in full, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to such Aircraft to the Lenders within ten (10) days; provided, however, that the Borrower shall not be required to make such prepayment under this Section 5.9(h) if (x) within forty-five (45) days from the occurrence of such event an Affiliate of Intrepid has entered into a letter of intent with a new lessee or (y) within ninety (90) days from the occurrence of such event such Affiliate of Intrepid has delivered a copy of the fully executed lease with such lessee (the “New Approved Lease”) to the Security Agent, together with a lease security assignment thereof in substantially the form of the existing Lease Security Assignment (with appropriate details to be modified for such New Approved Lease) it being understood that if either subclauses (x) or (y) is satisfied then no prepayment event shall occur; provided, further, that on or before the date the New Approved Lease is executed, the Borrower shall provide evidence satisfactory to the Facility Agent and each Lender that the net present value of the cash flow of the New Approved Lease (computed at a rate of 4.5%) is greater than the Final Price for such Aircraft, less the applicable Cash Contributions for such Aircraft (the “NPV Test”). To the extent the Borrower delivers an officer’s certificate to the Facility Agent certifying that it is not commercially possible for the Borrower to enter into a New Approved Lease which satisfies the NPV Test, the Borrower shall have the right to substitute for relevant Aircraft another aircraft subject to the Airbus Purchase Agreement so long as (i) legal documentation in form and substance satisfactory to the Finance Parties (acting reasonably) is entered into for the purposes of documenting such substitution and the Borrower delivers to the Finance Parties legal opinions from outside counsel requested by the Finance Parties (acting reasonably) relating to such substitution, (ii) the Final Price for such new aircraft does not exceed the Final Price for the substituted Aircraft and (iii) an amount equal to the proceeds of the Loans made in respect of the substituted Aircraft hereunder shall be applied to the predelivery payments for such new aircraft and Airbus shall provide the Finance Parties with written confirmation of such application.

(i)	In the event the Final Price is increased or is projected to exceed the amount specified in Schedule III for an Aircraft and the Borrower does not (i) provide evidence satisfactory to the Security Agent that the Borrower paid to Airbus the amount of such excess or (ii) place such amount in escrow with the Security Agent in accordance with
Section 9(k), a principal amount of the Loans (and any Break Amount related thereto) relating to such Aircraft equal to the amount of such excess shall become immediately due and payable by the Borrower.

(j)	In the event that Airbus refunds any amounts under the Assigned Purchase Agreement relating to the Aircraft, a principal amount of the Loans (and any Break Amount related thereto) relating to such Aircraft equal to such refund shall become immediately due and payable by the Borrower.

(k)	The Borrower shall give notice of a prepayment to the Security Agent and the relevant Lenders under this Section 5.9 promptly after the occurrence of any prepayment event specified in Sections 5.9(b) through (i). Any notice of prepayment delivered pursuant to this Section 5.9 shall be irrevocable and shall identify the amount to be prepaid and the Loans relating to an Aircraft subject to prepayment (if applicable).

(l)	The Borrower shall not be entitled to reborrow amounts prepaid on the Loan Certificates and any related Commitments shall be reduced accordingly.

5.10	Provisions Relating to Prepayment

(a)	On the date of prepayment, immediately available funds in Dollars shall be deposited by the Borrower in the Payment Account at the place and by the time and otherwise in the manner provided in Section 5.5, in an amount equal to the principal amount of Loan Certificates to be prepaid together with accrued and unpaid interest thereon to the date fixed for such prepayment, all Break Amounts, if any, and all other amounts due to the Lenders hereunder and under the Operative Documents.

(b)	Each Lender shall furnish to the Borrower, with a copy to the Facility Agent, a certificate setting forth the Break Amount due to such Lender, which certificate shall be conclusive absent manifest error.

5.11	Increased Costs

(a)	The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any increase in costs that such Lender determines are attributable to its (or any lending office or such bank holding company) making or maintaining of its Commitment or the Loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such Loans, or any reduction in any amount receivable by such Lender hereunder or under any Operative Document in respect of any of its Commitments, such Loans or such arrangements (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)	imposes any Tax that is the functional equivalent of any reserve, special deposit or similar requirement of the sort covered by Section 5.11(a)(ii); or

(ii)	imposes or modifies any reserve, special deposit or similar requirements (including any Reserve Requirement) relating to any extension of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such loans or any deposits referred to in the definition of “LIBOR” in Annex A), or any such obligations; or

(iii)	imposes any other condition affecting this Agreement or the Loan Certificates (or any of such extensions of credit or liabilities) or any such obligation.

(b)

Without limiting the effect of the foregoing provisions of this Section 5.11 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the holding company of which such Lender is a subsidiary) for any increase in costs that it determines are attributable to the making or maintenance by such Lender (or any lending office or such holding company) of its Commitment or the Loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such Loans, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) of any Governmental Entity or monetary authority following:

(i)	any Regulatory Change; or

(ii)	implementing any risk-based capital guideline or other similar requirement hereafter issued by any Governmental Entity or supervisory or monetary authority, of capital in respect of its Commitments or Loan Certificates or funding arrangements utilized in connection with the Loan Certificates; such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any lending office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request.

(c)	When submitting a claim pursuant to this Section 5.11, each Lender will furnish to the Borrower an officer’s certificate setting forth the amount of each request by such Lender for compensation under Sections 5.11 (a) or 5.11 (b) (subject, however, to any limitations such Lender may require in respect of disclosure of any confidential information), together with a statement that the determinations and allocations made in respect of the Additional Costs comply with the provisions of this Section 5.11.

Determinations and allocations by any Lender for purposes of this Section 5.11 of the effect of any Regulatory Change pursuant to Section 5.11 (a), or of the effect of capital maintained pursuant to Section 5.11 (b), on its costs or rate of return of maintaining its Commitment or Loan Certificate or its funding, or on amounts receivable by it in respect of Loan Certificates, and of the amounts required to compensate such Lender under this Section 5.11, shall be conclusive absent manifest error.

(d)	The Borrower shall not be required to make payments under this Section to any Lender if the claim arises out of a voluntary relocation by such Lender of its lending office (it being understood that any such relocation pursuant to this Section 5.11 is not “voluntary”) and at the time of such relocation no Event of Default has occurred and is continuing.

5.12	Illegality

Notwithstanding any other provision of this Agreement or the other Operative Documents, if any Lender (an “Illegal Lender”) shall notify the Facility Agent that the introduction after the date of this Agreement of, or any change after the date of this Agreement or any other Operative Document in or in the interpretation of, any law or regulation shall make it unlawful, or any central bank or other Governmental Entity asserts that it is unlawful, for such Lender to make, fund or allow to remain outstanding its Loan Certificates, then such Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a certificate to that effect, and, if the Facility Agent on behalf of such Lender so requires, the Borrower shall attempt to cure such illegality or otherwise, on or before thirty (30) days (but in any event at least ten (10) days before such illegality occurs and if such illegality has already occurred, immediately) following such notification, the Borrower shall prepay the aggregate outstanding principal amount of the Loan Certificate held by such Illegal Lender in full, together with accrued interest thereon to the date of prepayment plus all Break Amount, if any, and all other amounts due thereunder and hereunder and under the other Operative Documents to such Illegal Lender.

5.13	Market Disruption Event

If a Market Disruption Event occurs in relation to the Loans for any Interest Period, then the rate of interest on each Affected Lender’s share of that outstanding Loan amount for the Interest Period shall be the percentage rate per annum which is the sum of (a) the Applicable Margin, plus (b) the rate notified to the Facility Agent by each Affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each Affected Lender of funding or maintaining its participation in the Loan from whatever source it may reasonably select, plus (c) Additional Costs (as specified in Section 5.11) (if any). The continuation of a Market Disruption Event and the rate notified by the Facility Agent to the Borrower of the Lenders’ cost related to a Market Disruption Event shall be conclusive for any Interest Period.

5.14	Restructuring of Loan

(a)	In the event that a Lender is entitled to a payment under Sections 5.3(m), 5.11 or 5.13 (an “Affected Lender”) and without prejudice to the Finance Party’s rights hereunder and under any other Operative Document, the Borrower, the Facility Agent and the Affected Lender shall cooperate (at the Borrower’s sole cost and expense) for a period of thirty (30) days to restructure the Loan for the Affected Lender with a view to eliminating or reducing the need for any such payment (it being agreed that the Affected Lender shall have no obligation to proceed with such restructuring to the extent such restructuring would or may reasonably be expected to:

(1)	result in an adverse regulatory consequence for the Affected Lender; or

(2)	involve any unreimbursed or unindemnified cost for the Affected Lender; or

(3)	be inconsistent with the Affected Lender’s internal policies).

If no restructuring can be arranged within such time period, the Borrower may attempt within such time period to find an entity reasonably satisfactory to the Facility Agent to purchase the Affected Lender’s Loan Certificate and assume the Affected Lender’s Commitment.

(b)	The Affected Lender shall be paid (by the purchasing entity or the Borrower) the outstanding principal balance of its Loan Certificate, all accrued and unpaid interest thereon, any Break Amount incurred (calculated as if such purchase were a prepayment of such Affected Lender’s Loan Certificate) and all other amounts owed to the Affected Lender hereunder and under any other Operative Document as a condition precedent to such purchase.

(c)	In the event the Borrower is unable to find a purchaser of the Affected Lender’s Loan Certificate, then, so long as no Default or Event of Default shall have occurred and be continuing on at least three (3) Business Days’ prior written notice, the Borrower may prepay on the date specified in its notice of prepayment, in whole the Affected Lender’s Loan Certificate at the principal amount thereof together with accrued and unpaid interest thereon to the date of prepayment plus the Break Amount, if any, and all other amounts due to the Affected Lender hereunder, thereunder and under any other Operative Document.

5.15	Judgment Currency Protection

If any sum (a “Sum”) due from the Borrower, the Guarantor, the Irish Company, or any other Obligor under the Operative Documents or an order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purposes of (i) making or filing a claim or proof of claim against the Borrower or any other Person, or (ii) obtaining or enforcing an order or judgment in any court or other tribunal, the Borrower shall indemnify in full each Person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency, and (b) the rate or rates of exchange available to such Person at the time of receipt of such Sum.

6.	TERMINATION OF INTEREST IN COLLATERAL

None of the Facility Agent, Security Agent or any Lender shall have any further interest in, or other right with respect to, the Collateral with respect to an Aircraft when and if the principal amount of, Break Amount on, if any, interest on and other amounts due under all Loans in relation to such Aircraft held by such Lender and all other sums due to such Lender hereunder and under the other Operative Documents in respect of such Aircraft shall have been finally and indefeasibly paid in full; provided, however, that the interests and rights of the Lenders in and with respect to the mortgage and security interests created by the Mortgage and the other Security Documents shall continue (except with respect to any Aircraft as to which the related Loans have been repaid) after all such amounts have been paid in full so long as the Commitments have not terminated. Upon payment in full of all Loans relating to an Aircraft, so long as no amounts due and payable to the Lenders and the Agents hereunder and under any other Operative Document are unpaid at such time, the Security Agent shall release that portion of the Collateral which relates solely to the applicable Aircraft from the Lien of the Mortgage and the other Security Documents.

7.	BORROWER’S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that on the date hereof and on each Borrowing Date:

(a)	the Borrower is a Cayman Islands exempted company, duly organized and validly existing pursuant to the laws of the Cayman Islands; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, except where the failure to be so qualified would not have a Material Adverse Effect; and has the corporate power and authority to purchase the Aircraft under the Assigned Purchase Agreement and to enter into and perform its obligations under the Operative Documents to which it is or shall be a party;

(b)	the execution, delivery and performance by the Borrower of the Operative Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Borrower except such as have been duly obtained and are in full force and effect, and none of the execution, delivery or performance by the Borrower of such Operative Documents contravenes any law, judgment, government rule, regulation or order binding on the Borrower or the memorandum and articles of association of the Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of the Borrower under, any indenture, mortgage, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected;

(c)	neither the execution and delivery by the Borrower of the Operative Documents to which it is a party nor the performance by the Borrower of its obligations thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Federal, state or foreign government authority or agency, except for those specified in the opinions referred to in Section 4.1(h) or those that would not have a Material Adverse Effect;

(d)	the Operative Documents to which the Borrower is a party each constitute legal, valid and binding obligations of the Borrower enforceable against the

Borrower in accordance with the terms thereof except as such enforceability may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally;

(e)	there is no pending action or proceeding or (to the best of Borrower’s knowledge) threatened action or proceeding before any court, arbitrator or administrative agency against the Borrower and nor is there subsisting any unsatisfied judgment or award given against it by any court, arbitrator or administrative agency;

(f)	except as specified in the opinions referred to in Section 4.1(h), no further action, including any filing or recording of any document, is necessary or advisable in order to establish and perfect the first ranking Lien on the Collateral in favour of the Security Agent pursuant to the Security Documents;

(g)	there has not occurred any event which constitutes a Default or an Event of Default which is presently continuing;

(h)	a Material Adverse Effect has not occurred with respect to the Borrower or any other Obligor as certified by a director of each of the Guarantor and the Borrower;

(i)	(A) (i) the Assigned Purchase Agreement and the Engine Financier Agreement are in full force and effect and none of the Borrower or, to the knowledge of the Borrower, Airbus or the Engine Manufacturer is in default of any of its material obligations thereunder, (ii) neither the Borrower or Intrepid has assigned or granted any Lien in its rights under the Assigned Purchase Agreement in respect of any of the Aircraft, the Engine Financier Agreement or the Engines, as applicable and (iii) all amounts of Advances then due and payable under the Assigned Purchase Agreement have been paid in full and there are no outstanding non-deferrable Advances under the Assigned Purchase Agreement that are past due and which remain outstanding, and (B) the Final Price does not exceed the sum of (i) the amount specified in Schedule III, plus (ii) amounts held in escrow by the Agent pursuant to Section 9(k) of this Agreement, plus (iii) amounts prepaid to Airbus;

(j)	as of the Effective Date, the information set out in Schedule III correctly and accurately sets forth (x) the current schedule of non-deferrable Advances due and payable for each Aircraft under the Assigned Purchase Agreement, (y) the related payment date and Cash Contribution for each Advance, and (z) the Scheduled Delivery Month for each Aircraft;

(k)

the Collateral is free and clear of all Liens (except Permitted Liens) and no Obligor nor any Person authorized to act on such Obligor’s behalf has directly or indirectly offered any beneficial interest or security relating to the ownership of any interest in the Collateral, or any of the Loan Certificates or any other interest in or security under the Security Documents or any other interest in or security under such Collateral, for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act or any applicable state, federal or foreign securities law;

(l)	the Borrower has filed or caused to be filed all state, local and foreign tax returns which are required to be filed and has paid or caused to be paid or provided adequate reserves for the payment of all Taxes shown to be due and payable on such returns or (except to the extent being contested in good faith and by appropriate proceedings and for the payment of which adequate reserves have been provided in accordance with generally accepted accounting principles) on any assessment received by the Borrower, to the extent that such Taxes have become due and payable, except such returns or Taxes as to which the failure to file or pay, as the case may be, could not be reasonably expected to materially and adversely affect the assets, operations or financial condition, of the Borrower;

(m)	the Borrower is not in violation of any law, order, injunction, decree, rule or regulation applicable to the Borrower of any court or administrative body, which default or violation would reasonably be expected to materially and adversely affect the operations or financial condition of the Borrower or the Borrower’s ability to execute, deliver and perform its obligations under the Operative Documents;

(n)	the Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;

(o)	none of the information furnished by or on behalf of the Borrower to the Facility Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(p)	the Borrower does not have any Financial Indebtedness, any liabilities or any other obligations other than indebtedness, liabilities or obligations incurred pursuant to the Operative Documents or documents executed or to be executed by the Borrower in connection with the transactions contemplated by the Operative Documents, and other than such liabilities or obligations with respect to Taxes, ordinary costs and overhead expenses;

(q)	the proceeds of the Loans will be used only for the purpose of paying the amounts contemplated in the Operative Documents.

(r)	the Borrower does not have any subsidiaries;

(s)	the Borrower does not have any assets other than assets acquired (i) pursuant to the Operative Documents or any documents executed or to be executed by the Borrower in connection with the transactions contemplated by the Operative Documents and (ii) in connection with activities incidental to the foregoing;

(t)	each Obligor is fully solvent (on a cash flow and balance sheet basis) and will be fully solvent immediately following the execution of this Agreement and the Operative Documents; and

(u)	the Borrower’s obligations hereunder and under any other Operative Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

8.	GENERAL INDEMNITY

8.1	Subject to the next following paragraph, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee relating to or arising out of:

(a)	third-party claims resulting from the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of any Aircraft, Airframe or Engine, or any engine used in connection with any Airframe or any Part of any of the foregoing by the Borrower, any lessee or any other Person whatsoever, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations;

(b)	third-party claims resulting from the manufacture, design, purchase, acceptance, rejection, delivery, or condition of any Aircraft, Airframe or Engine, any engine used in connection with any Airframe, or any Part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement following delivery to the Borrower;

(c)	any misrepresentation made by an Obligor in any of the Operative Documents, or any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of an Obligor in any of the Operative Documents;

(d)	the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or any other debt obligation of the Borrower; and

(e)	the purchase of any Aircraft following an Event of Default, including any costs incurred after purchasing such Aircraft and prior to resale of such Aircraft and the recovery of all other amounts owing hereunder following an Event of Default or the enforcement against the Borrower or any other Obligor of any of the terms thereof (including, without limitation, pursuant to Section 5 of the Mortgage) and including any amounts payable by any Indemnitee pursuant to Clause 11.2 of the Step-In Agreement.

8.2	Save where the same arises after an Event of Default, the foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following:

(a)	acts or omissions involving the wilful misconduct or gross negligence of such Indemnitee;

(b)	any Tax, or increase in Tax liability under any Tax law (such matter being subject to the indemnity in Section 5.3); provided, however, that this section (b) shall not apply to (A) Taxes taken into consideration in making any payments on an after-Tax basis or (B) any license, documentation, registration or filing fees imposed upon or in connection with the execution, delivery, registration or filing in connection with the Security Documents, in each case as otherwise contemplated in the Operative Documents;

(c)	except to the extent attributable to acts or events occurring prior thereto, acts or events (other than acts or events related to the performance by any Obligor of its obligations pursuant to the terms of the Operative Documents) that occur after the Mortgage is required to be terminated in accordance with Section 7.1 of the Mortgage; provided, however, that nothing in this section (c) shall be deemed to exclude or limit any claim that any Indemnitee may have under applicable law by reason of an Event of Default or for damages from any Obligor for breach of any Obligor’s covenants contained in the Operative Documents or to release any Obligor from any of its obligations under the Operative Documents that expressly provide for performance after termination of the Mortgage;

(d)	to the extent attributable to any transfer by or on behalf of such Indemnitee of any Loan Certificate or interest therein, except for Expenses incurred as a result of any such transfer after an Event of Default, pursuant to the exercise of remedies under any Operative Document, or as otherwise contemplated in the Operative Documents;

(e)	to the extent solely attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or any related Indemnitee contained in or made pursuant to any Operative Document;

(f)	to the extent solely attributable to the failure by such Indemnitee or any related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Document;

(g)	to the extent solely attributable to the offer or sale by such Indemnitee or any related Indemnitee of any interest in the Collateral, the Loan Certificates, or any similar interest in violation of the Securities Act or other applicable federal, state or foreign securities laws (other than any thereof caused by acts or omissions of any Obligor);

(h)	to the extent attributable to any amount which any Indemnitee expressly agrees with the Borrower to pay or such Indemnitee expressly agrees with the Borrower shall not be paid by or be reimbursed by the Borrower; or

(i)	for any Lien attributable to such Indemnitee or any related Indemnitee other than any Lien created pursuant to any Operative Document.

8.3	For purposes of this Section 8, a Person shall be considered a “related” Indemnitee with respect to an Indemnitee if such Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate or a successor or permitted assignee of any of the foregoing.

8.4	The Borrower further agrees that any payment or indemnity pursuant to this Section 8 in respect of any “Expense” shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any federal, state, or local government or taxing authority in the United States, or under the laws of any other country or any taxing authority or governmental subdivision of such country, or any territory or possession of the United States, or any international authority, shall be equal to the amount of such Expense the recipient would have received in the absence of the imposition of such Taxes.

8.5	If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall after receiving such notice give notice of such claim to the Borrower; provided, however, that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice, and no payment by the Borrower to an Indemnitee pursuant to this Section 8 shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice.

8.6

Notwithstanding any other provision of this Section 8 to the contrary, in the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate (at no cost or liability to itself, and (if so requested) subject to being indemnified by the Borrower with respect to any liabilities it may incur as a result of an insurer’s investigation, defense or compromise) with the insurers in the exercise of their rights to investigate, defend or compromise such claim as may be required to retain the benefits of such insurance with respect to such claim.

8.7	To the extent of any payment of any Expense pursuant to this Section 8, the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such further assurances or agreements and to cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower (at no cost or liability to such Indemnitee), and (if so requested) subject to being fully indemnified with respect to the Borrower’s pursuit of such claims.

8.8	In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Section 8, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto (but net of costs, if any, of recovery of such amounts), provided, however, that no Default or Event of Default has occurred and is continuing (and if such Default or Event of Default has occurred and is continuing, then such amount shall instead be applied in accordance with Section 5.4(e)).

8.9	The Borrower will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Section 8 until the same shall be paid, at the Past Due Rate.

9.	COVENANTS OF THE BORROWER

The Borrower hereby covenants for the benefit of all Lenders, as follows:

(a)	Transfer: Except as expressly contemplated by the Operative Documents the Borrower shall not (and the Borrower shall procure that each other Obligor shall not) directly or indirectly assign, convey or otherwise transfer any of its right, title or interest in and to the Collateral or this Agreement or any of the other Operative Documents.

(b)	Existence, Etc.: The Borrower will (and will procure that each other Obligor will):

(i)	preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)	comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities;

(iii)	pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

(v)	permit representatives of any Lender, the Facility Agent or the Security Agent, during normal business hours, to examine, copy and make extracts from its books and records and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, the Facility Agent or the Security Agent (as the case may be).

(c)	Special Purpose: The Borrower will not:

(i)	have any employees earning compensation;

(ii)	except for the Loans and as expressly contemplated hereby, incur or contract to incur any Financial Indebtedness;

(iii)	engage in any activity other than the execution, delivery and performance of the Operative Documents to which it is a party and activities incidental thereto, as well as ordinary corporate housekeeping activities;

(iv)	except as required to perform its obligation under the Operative Documents to which it is a party, make or agree to make any capital expenditure;

(v)	create or own any subsidiary;

(vi)	except as required to perform its obligation under the Operative Documents to which it is a party, make any investments;

(vii)	except as required to perform its obligation under the Operative Documents to which it is a party, declare or make any dividend payment or distribution to its shareholders;

(viii)	incur any material obligation to any third party (excluding any payment or other obligation incurred pursuant to the Operative Documents);

(ix)	acquire any assets other than assets acquired (i) pursuant to the Operative Documents or any documents executed or to be executed by the Borrower in connection with the transactions contemplated by the Operative Documents and (ii) in connection with activities incidental to the foregoing; or

(x)	be a party to any merger or consolidation.

(d)	Operative Documents: The Borrower shall ensure (and shall procure that each other Obligor shall ensure) that the Operative Documents to which each Obligor is a party and the Approved Leases remain in place and in full force and effect and that neither it nor any other Obligor shall breach any of the terms of any of such documents. The Borrower shall ensure (and shall procure that each other Obligor shall ensure) that no amendment, variation, waiver or other change is made to its memorandum and articles of association or other constituent documents, the Servicing Agreement, the Option Agreement, the Subordinated Loan Agreement, the Assignment and Assumption Agreements, the Consideration Payment Agreements or the Approved Leases.

(e)	Amendments to Organizational Documents: The Borrower shall not enter into any amendments to its organizational documents without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed.

(f)	Assigned Purchase Agreement and Engine Financier Agreement: The Borrower shall:

(i)	duly perform all of its obligations under the Assigned Purchase Agreement and the Engine Financier Agreement, and take all actions necessary to keep the Assigned Purchase Agreement and the Engine Financier Agreement in full force and effect;

(ii)	promptly upon acquiring actual knowledge of the same, notify the Facility Agent of any default, any event of default or any termination event (however defined) (whether by the Borrower, Airbus or the Engine Manufacturer) under or cancellation, termination or rescission or purported cancellation, termination or rescission of the Assigned Purchase Agreement or the Engine Financier Agreement specifying in reasonable detail the nature of such default, event of default (however defined) or termination event, cancellation, rescission or termination;

(iii)	not, without the Security Agent’s prior written consent, in any way modify, cancel, terminate or amend or consent to the modification, cancellation, termination or amendment of the Assigned Purchase Agreement or the Engine Financier Agreement;

(iv)	not accept delivery of any Aircraft from Airbus before or concurrently repaying to the Lenders all amounts owing in respect of the Loans relating to that Aircraft;

(v)

not enter into or consent to any change order or other amendment, modification or supplement to the Assigned Purchase Agreement or the Engine Financier Agreement, in relation to the Aircraft, without the written consent and countersignature of the Security Agent (acting at the unanimous direction of the Lenders) if such change order, amendment, modification or supplement would require the consent of the Security Agent under the Step-In Agreement, the Mortgage or under this Agreement; and

(vi)	provide to the Security Agent promptly after the execution of the same copies, certified by the Borrower, of all change orders (other than non charge change orders), amendments, modifications or supplements to the Assigned Purchase Agreement that adversely affect, or could reasonably be determined to adversely affect, the Security Agent’s interest in the Collateral.

(g)	Leasing or Sale of Aircraft: The Borrower shall not enter into any binding agreement for the leasing or sale of any Aircraft other than pursuant to the Option Agreement and the Approved Leases.

(h)	Further Assurances: The Borrower covenants and agrees with each Agent and the Lenders as follows:

(i)	The Borrower will cause to be done, executed, acknowledged and delivered (and shall procure that each other Obligor shall cause to be done, executed, acknowledged and delivered) all further documents and agreements and assurances as reasonably necessary and as any Lender shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents;

(ii)	The Borrower, at its expense, will take, or cause to be taken, all actions (including the filing of financing statements under the Uniform Commercial Code in all applicable jurisdictions and perfection in any other jurisdiction in relation to any Operative Document) to (A) cause the security interest and Lien granted in respect of the Collateral to at all times be and remain a perfected first priority Lien and (B) establish the priority of the Security Agent’s security interest in the Aircraft to the extent possible or feasible prior to delivery (or when manufacturer’s serial numbers are available in respect of the Airframe and the Engines are anticipated as being delivered and there is a possibility that such equipment may be delivered by Airbus before the Lenders are repaid the Loans in respect of an Aircraft), including by making filings in respect of one or more of prospective international interests, international interests or associated rights with the International Registry.

(iii)	The Borrower, at its expense, will take, or cause to be taken, all actions for the filing with the Irish registrar of companies of the Aircraft 1 Lease Security Assignment and delivery of a s.1001 notification to the Irish Revenue Commissioners shortly after the Effective Date, but in any event no later than ten (10) days after the Effective Date, under the understanding that failure to do so within such time frame will be an immediate Event of Default.

(iv)	The Borrower shall pay all reasonable costs and expenses (including costs and disbursements of counsel) incurred by each Agent and the Lenders after the date hereof in connection with (A) any supplements or amendments of the Operative Documents (including, without limitation, any related recording costs) (other than any supplement or amendment associated with the syndication or transfer of the Loan Certificates or the sale of participation interests therein unless an Event of Default has occurred and is continuing), (B) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (C) the enforcement of this Section 9 or any other Operative Document.

(i)	Conduct of Business, Maintenance of Existence: The Borrower shall (i) engage in business solely for the purpose of fulfilling its obligations under the Operative Documents; (ii) preserve, renew and keep in full force and effect its corporate existence, and not change its jurisdiction of incorporation or corporate name and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of business of the Borrower; (iii) comply with all contractual obligations and requirements of law; and (iv) comply with the provisions of its organizational documents.

(j)	Maintenance of Property; Insurance: The Borrower shall keep all property useful and necessary in the respective businesses of the Borrower in good working order and condition, normal wear and tear excepted; maintain or cause any lessee to maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

(k)

Increase in Final Price: If, following any Borrowing Date, the projected Final Price is projected to exceed the Final Price specified in the column headed “Final Price” in Schedule III as a result of an increase in the projected cost of Buyer Furnished Equipment, optional features, specification change notices or an increase in projected escalation, then the Borrower must either (i) pay to Airbus, or otherwise deposit with the Security Agent in escrow as additional collateral, an amount equal to the increase or projected increase in the Final Price for such Aircraft or (ii) prepay the Loans in respect of such Aircraft in accordance with Section 5.9(h). For the avoidance of doubt, the Borrower shall not agree to any specification change notices, or to amend the detail specification for an Aircraft including, without limitation, the Buyer Furnished Equipment or optional features relating to such Aircraft, or consent to the amendment of the detail specification or an increase in the projected escalation for an Aircraft that would cause the Final Price specified in the column headed “Final Price” in Schedule III to be increased unless the Borrower complies with subsection (i) or (ii) of the preceding sentence. To the extent the Borrower deposits an amount equal to the increase or projected increase in the Final Price for such Aircraft with the Security Agent in accordance with this Section 9(k), the Borrower shall establish and fund a Pledged Account in form and substance satisfactory to the Facility Agent.

(l)	BFE: With respect to the Buyer Furnished Equipment to be installed on an Aircraft, the Borrower shall (a) by December 15, 2013 (i) confirm in writing to the Security Agent the payment of Buyer Furnished Equipment in the amount no less than $2,500,000 for Aircraft 1 to one or more Buyer Furnished Equipment providers or (ii) reduce the amount of the Maximum Commitment for Aircraft 1 by an amount equal to $2,500,000 less any amount for Aircraft 1 paid by the Borrower to such Buyer Furnished Equipment provider(s); (b) by February 15, 2014 (i) confirm in writing to the Security Agent the payment of Buyer Furnished Equipment in the amount no less than an additional $2,500,000 for Aircraft 1 to one or more Buyer Furnished Equipment providers or (ii) reduce the amount of the Maximum Commitment for Aircraft 1 by an amount equal to $2,500,000 less any amount for Aircraft 1 paid by the Borrower to such Buyer Furnished Equipment provider(s); (c) by April 15, 2014 confirm in writing to the Security Agent the payment of Buyer Furnished Equipment in the amount no less than $2,000,000 for Aircraft 2 to one or more Buyer Furnished Equipment providers or (ii) reduce the amount of the Maximum Commitment for Aircraft 2 by an amount equal to $2,000,000 less any amount for Aircraft 2 paid by the Borrower to such Buyer Furnished Equipment provider(s).

(m)	Change in Configuration or Specification as a Passenger Carrying Aircraft: The Borrower shall not alter the configuration or specification of any Aircraft as a commercial passenger carrying aircraft.

(n)	Extension of Scheduled Delivery Date: The Borrower shall not consent to the delay of the Scheduled Delivery Date of any Aircraft; provided, however, the Borrower may consent to the delay of the Scheduled Delivery Date of an Aircraft by up to six (6) months from the last day of the Scheduled Delivery Month specified for such Aircraft in Schedule III solely as a result of an Airbus Delay.

(o)	Liens: The Borrower will not (and will procure that each other Obligor will not) directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any of its assets including the Collateral except:

(i)	the rights of the Borrower as provided in the Mortgage, the Liens thereof and any other rights existing pursuant to the Operative Documents;

(ii)	Liens for Taxes of the Borrower either not yet due or being contested in good faith by appropriate proceedings (and for which adequate reserves have been provided in accordance with IFRS or GAAP, as applicable), so long as the continuing existence of such Liens during such proceedings do not involve any material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement or the Engine Financier Agreement;

(iii)	Liens arising out of any judgment or award against the Borrower with respect to which an appeal or proceeding for review is being prosecuted diligently and in good faith, so long as such Liens do not result in a material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement or the Engine Financier Agreement; and

(iv)	any other Lien with respect to which the Borrower shall have provided a bond or other security in an amount and under terms satisfactory to the Security Agent.

The Borrower will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any Lien (other than Permitted Liens) if the same shall arise at any time.

(p)	Amendments, Supplements, Etc: Forthwith upon the execution and delivery of any amendment to the Mortgage or any other Security Document, if an applicable legal system having jurisdiction over the relevant Obligor or the Collateral is in existence that permits for filing and/or recording of the Mortgage or such other Security Document and amendments or supplements thereto, the Borrower will cause (and will cause each applicable Obligor to cause) such amendment to be duly filed and recorded, and maintained of record, in accordance with all applicable laws. In addition, the Borrower will promptly and duly execute and deliver (and will cause each applicable Obligor to promptly and duly execute and deliver) to the Security Agent such further documents and take such further action as the Security Agent may from time to time reasonably request in order to more effectively carry out the intent and purpose of the Security Documents and establish and protect the rights and remedies created or intended to be created in favour of the Security Agent under the Security Documents and the other Operative Documents, including, without limitation, if requested by the Security Agent, at the expense of Borrower, the execution and delivery of supplements or amendments hereto, each in recordable form, in accordance with the laws of such jurisdiction as the Security Agent may reasonably request.

(q)	Access to or Furnishing of Information: The Borrower agrees to furnish to the Facility Agent and to each Lender:

(i)	as soon as available, but not later than 120 days after the close of each fiscal year of the Guarantor and Intrepid occurring after the date hereof, an audited consolidated balance sheet and related statements of the Guarantor and Intrepid and each of its subsidiaries at and as of the end of such fiscal year, together with an audited consolidated statement of income for such fiscal year, each of which shall be prepared in accordance with IFRS or GAAP, as applicable;

(ii)	as soon as available, but not later than 60 days after the close of each of the first three quarters of each fiscal year of the Guarantor and Intrepid, an unaudited consolidated balance sheet of the Guarantor and Intrepid and each of its subsidiaries at and as of the end of such quarter, together with an unaudited consolidated statement of income for such quarter, each of which shall be prepared in accordance with IFRS or GAAP, as applicable;

(iii)	from time to time, such other information as the Facility Agent or any Lender may reasonably request;

(iv)	promptly after the occurrence thereof and actual knowledge thereof by a responsible officer of the Borrower, notice of any Event of Default;

(v)	promptly after the occurrence thereof, any Aviation Authority required modifications in respect of the Aircraft that the Borrower is aware of, and any optional changes effected in the prior calendar month, that would lead to an increase in the Final Price; and

(vi)	on the three month anniversary of the Effective Date (a “Final Price Certification Date”), and one each three month anniversary of each Final Price Certification Date, the Borrower shall deliver to the Facility Agent a certificate of a director or a responsible officer of the Borrower (x) setting forth the Final Price as of such date and (y) certifying that as of such date the Final Price does not exceed the Final Price set forth in Schedule III and that such Final Price was calculated in a manner consistent with the Assigned Purchase Agreement.

(r)	Maintenance of Separate Existence: The Borrower shall maintain certain policies and procedures relating to its existence as a separate company as follows, and shall do all things necessary to maintain their corporate existence separate and distinct from any other Person. The Borrower shall:

(i)	observe all formalities necessary to remain a legal entity separate and distinct from the Guarantor, the Irish Company, Intrepid and any other Person;

(ii)	maintain its assets and liabilities separate and distinct from those of the Guarantor, the Irish Company, Intrepid and any other Person in such a manner that it is not difficult to segregate, identify or ascertain such assets;

(iii)	maintain records, books and accounts separate from those of the Guarantor, the Irish Company, Intrepid and any other Person (other than as otherwise specified in the Operative Documents);

(iv)	pay its obligations in the ordinary course of business as a legal entity separate from the Guarantor, the Irish Company, Intrepid and any other Person;

(v)	keep its funds separate and distinct from any funds of the Guarantor, the Irish Company, Intrepid and any other Person, and receive, deposit, withdraw and disburse such funds separately from any funds of Guarantor, the Irish Company, Intrepid and any other Person;

(vi)	not agree to pay, assume, guarantee or become liable for any debt of, or otherwise pledge its assets for the benefit of, the Guarantor, the Irish Company, Intrepid or any other Person except as otherwise permitted under the Operative Documents;

(vii)	not hold out that it is a division of the Guarantor, the Irish Company, Intrepid or any other Person or that the Guarantor, the Irish Company, Intrepid or any other Person is a division of it;

(viii)	not induce any third party to rely on the creditworthiness of the Guarantor, the Irish Company, Intrepid or any other Person in order that such third party will contract with it (other than any guarantee in favour of Airbus made in connection with the Assigned Purchase Agreement);

(ix)	allocate and charge fairly and reasonably any common overhead shared with the Guarantor, the Irish Company, Intrepid or any other Person;

(x)	hold itself out as a separate entity, and correct any known misunderstanding regarding its separate identity;

(xi)	conduct business in its own name and ensure that all communications are made solely in its name;

(xii)	not acquire the securities of the Guarantor, the Irish Company, Intrepid, an Approved Lessor or any Affiliate thereof;

(xiii)	prepare separate financial statements and separate tax returns and pay any Taxes required to be paid under applicable tax law (provided that the Obligors and their Affiliates may publish financial statements that consolidate those of the Guarantor and their Affiliates, if to do so is required by any applicable law or accounting principles from time to time in effect and subsidiaries of the Guarantor may file consolidated tax returns with the Guarantor and their Affiliates for tax purposes provided that so doing does not give rise to any incremental tax liabilities on the part of the Borrower); and

(xiv)	not enter into any transaction between itself and the Guarantor, the Irish Company, Intrepid or their Affiliates that is more favourable to the Guarantor, the Irish Company, Intrepid or any Affiliate than transactions that the Guarantor, the Irish Company, Intrepid and their Affiliates would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, or vice versa.

For the avoidance of doubt, the Borrower is authorized to engage in any activity or other undertaking expressly required or expressly authorized by the Operative Documents.

(s)	Independent Director: The Borrower shall have at least one Independent Director whose vote shall be required to take any Material Action with respect to the Borrower (it being understood that this Agreement shall not require the vote of an Independent Director for any other matter other than a Material Action).

(t)	Management and Control; COMI: Management and control of, and the principal place of business of the Borrower shall be located in the Cayman Islands. The Borrower shall ensure that it does not have a Center of Main Interests (as defined in EU Insolvency Regulations) in the European Union.

(u)	Subordinated Loan: The Borrower shall not pay or repay any amount under the Subordinated Loan Agreement while the Secured Obligations remain outstanding; provided, however, that upon delivery of the Aircraft and following the payment and repayment of principal, interest, Break Amount and the amounts allocable to the Aircraft and all other amounts the due and owing under the Mortgage and the other Operative Documents in full, the Borrower may repay amounts payable under the Subordinated Loan Agreement to the extent of available funds at such time.

(v)	Use of Proceeds: The proceeds of the Loans will be used only for the purpose of paying the amounts contemplated in the Operative Documents.

(w)	Pledged Account: In the event the Sichuan Letters of Credit expire without replacement or are otherwise terminated prior to the Commitment Termination Date, the Borrower shall (i) establish and fund a Pledged Account with an amount equal to the Letter of Credit Amount and shall pledge such Pledged Account and the relevant Account Collateral to the Security Agent, (ii) ensure that the Account Bank obtains control of such Pledged Account in accordance with the terms of the Uniform Commercial Code and (iii) deliver to the Finance Parties a legal opinion from the Borrower’s outside counsel addressing (A) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of the relevant account pledge agreement; (B) the valid, binding and enforceable nature of the relevant account pledge agreement and (C) the creation and perfection of a security interest in the Account Collateral assigned and charged pursuant to the relevant account pledge agreement.

(x)

Long-Term Financing: No later than two (2) months prior to the Delivery Date of each Aircraft, the Borrower (or the Guarantor or an Affiliate of the Guarantor) shall obtain (or shall ensure that Intrepid shall obtain) an executed term sheet for a long-term financing of each Aircraft following its delivery with a reputable financial source, such as bank lenders or institutional investors, or shall otherwise give the Lenders comfort that the Borrower will be able to repay the Loans attributable to that Aircraft in full on the Aircraft’s Delivery Date; provided, however, that prior to mandating a third party proposal for such long-term financing (a “Third Party Financing Proposal”), the Borrower (or the Guarantor or an Affiliate of the Guarantor) shall first notify the Facility Agent of the key economic terms of a Third Party Financing Proposal and the Facility Agent shall have ten (10) days to indicate whether it wishes to match or better the terms of such Third Party Financing Proposal (a “Matching Financing Proposal”). If the Facility Agent delivers such Matching Financing Proposal to the Borrower, the Facility Agent and the Borrower (or the Guarantor or an Affiliate of the Guarantor) shall negotiate for a period of thirty (30) days to enter into a term sheet in respect of such long-term financing. If the Facility Agent does not provide such Matching Financing Proposal within such ten (10) day period or if no term sheet is finalized within such ten (10) day period, the Borrower (or the Guarantor or an Affiliate of the Guarantor) shall have the right to enter into a term sheet with a third party for long-term financing.

Further, the parties hereto agree that, with regards to a Matching Financing Proposal for Aircraft 1, the Borrower (or the Guarantor or an Affiliate of the Guarantor) may specify an Airbus Model A330 aircraft, other than Aircraft 1, that, as of the date hereof, is scheduled to be delivered to a lessee, other than the Approved Lessee for Aircraft 2, on or before November 2014, as a substitute of which the Facility Agent shall have the right to deliver a Matching Financing Proposal under this Section 9(x).

(y)	Contraventions: The Borrower will not enter into any agreements or instruments:

(i)	that may contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	may materially conflict with, or may result in any material breach of any of the terms of, or may constitute an Event of Default, termination event (however defined) under any Operative Document to which it is a party or any license or other authorization to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with its constitutional documents.

10.	THE FACILITY AGENT

The provisions of Schedule V (Facility Agent) shall apply to this Agreement.

11.	THE SECURITY AGENT

The provisions of Schedule VI (The Security Agent) shall apply to this Agreement.

12.	SUPPLEMENTS AND AMENDMENTS TO THIS AGREEMENT AND OTHER DOCUMENTS

12.1	Instructions of Majority; Limitations

(a)	At any time and from time to time, at the request of the Borrower, the Facility Agent (but only on the written direction of the Majority Lenders) shall (x) execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement or any other Operative Document as specified in such request or (y) provide a consent when required by the terms of any Operative Document, provided that, without the consent of each Lender, no such amendment of or supplement to any such document, or waiver or modification of the terms of any thereof, shall:

(i)	modify any of the provisions of this Section 12.1 or the definitions of the terms, “Majority Lenders” or “Operative Documents”, contained herein or in any other Operative Document;

(ii)	increase the principal amount of any Loan Certificate or reduce the amount or extend the time of payment of any amount owing or payable under any Loan Certificate or (except as provided in the Operative Documents) increase or reduce the Break Amount or interest payable on any Loan Certificate (except that only the consent of the Lender shall be required for any decrease in any amounts of or the rate of Break Amount or interest payable on such Loan Certificate or any extension for the time of payment of any amount payable under such Loan Certificate);

(iii)	reduce, modify or amend any indemnities in favour of any Lender or in favour of or to be paid by the Borrower or alter the definition of “Indemnitee” to exclude any Lender; or

(iv)	release the Borrower from its obligations in respect of the payment of the principal and interest then outstanding (or other amounts payable therewith) or change any of the circumstances under which any amounts payable pursuant to this Agreement or any other Operative Document are payable.

(b)	Notwithstanding the foregoing, without the consent of each Lender, no such supplement to this Agreement, the Mortgage or any Operative Document, or waiver or modification of the terms hereof or of any other agreement or document shall expressly permit the creation of any Lien on the Collateral or any part thereof, except as herein expressly permitted, or deprive any Lender of the benefit of the Lien of the Security Documents on the Collateral except in connection with the exercise of remedies under Section 7 of the Mortgage or under equivalent provisions of the other Security Documents.

(c)	Except as provided in this Section 12.1, the Security Agent shall not amend, supplement or waive the terms of this Agreement, the Mortgage, the Share Charge or any other Operative Documents.

12.2	Facility Agent Protected

If, in the reasonable opinion of the institution acting as the Facility Agent hereunder any document required to be executed pursuant to the terms of Section 12.1 affects any right, duty, immunity or indemnity with respect to it under this Agreement or any other Operative Document, the Facility Agent may in its reasonable discretion decline to execute such document.

12.3	Documents Mailed to Lenders

Promptly after the execution by the Facility Agent of any document entered into pursuant to Section 12.1, the Facility Agent shall mail, by certified mail, postage prepaid, a conformed copy thereof to each Lender at its address shown on the Certificate Register, but the failure of the Borrower or Facility Agent, to mail such conformed copies shall not impair or affect the validity of such document.

13.	NOTICES

13.1	All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.

13.2	Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13, notices, demands, instructions and other communications in writing shall be given to or made upon the parties hereto at their addresses (or to their facsimile numbers) as follows: (a) if to the Borrower or the Security Agent, to the addresses specified in Section 7.6 of the Mortgage, (b) if to a Lender or the Facility Agent to the address specified on Schedule I, or (c) if to any subsequent Lender, addressed to such Lender at its address specified in the Certificate Register maintained pursuant to Section 5.6.

14.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; AGENT FOR SERVICE OF PROCESS.

14.1	This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules (other than the provisions of Section 5-1401 of the General Obligations Laws of the State of New York).

14.2

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against another Party or its properties in the courts of any jurisdiction.

14.3	The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 14.2. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.4	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.5	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.6	The Borrower hereby irrevocably appoints and designates Intrepid Aviation Group Holdings, LLC (the “Agent for Service of Process”), having an address at 650 Madison Avenue, 26th Floor, New York, NY 10022 as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and the Borrower agrees that service of process upon such party shall constitute personal service of such process on such person. The Borrower shall maintain the designation and appointment of the Agent for Service of Process at such address until all amounts payable under this Agreement shall have been paid in full. If the Agent for Service of Process shall cease to so act, the Borrower shall immediately designate and shall promptly deliver to the Facility Agent evidence in writing of acceptance by another agent for service of process of such appointment, which such other agent for service of process shall have an address for receipt of service of process in the State of New York and the provisions above shall equally apply to such other agent for service of process.

15.	INVOICES AND PAYMENT OF EXPENSES

Each Agent and the Lenders shall submit to the Borrower copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of invoices of such Transaction Expenses regardless as to whether or not the Effective Date occurs (except in circumstances where such failure to occur is as a result of the breach by any Lender of its obligations hereunder following satisfaction by the Borrower of the Conditions Precedent set out in Section 4 (Conditions)). For the purposes hereof, “Transaction Expenses” means:

(a)	with respect to the preparation, negotiation, execution and delivery of this Agreement and the payment or anticipated drawing of each Loan on each Borrowing Date, the reasonable fees, expenses and disbursements of White & Case LLP, special counsel to the Lenders and the Agent, as well as the reasonable fees and expenses of special Cayman Islands counsel and any counsel to the Security Agent;

(b)	all fees (including the Fees), Taxes (including license, documentary, stamp, excise and property Taxes) and other charges payable in connection with the recording or filing of instruments and financing statements;

(c)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to the negotiation and closing of this transaction (with any travel expenses requiring prior notice to the Borrower);

(d)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to any release of any Collateral or the delivery of the Aircraft contemplated hereby (including the reasonable fees, expenses and disbursements of legal counsel and with any travel expenses requiring prior notice to the Borrower); and

(e)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to any waiver, amendment or modification of the Operative Documents (including the reasonable fees, expenses and disbursements of legal counsel and with any travel expenses requiring prior notice to the Borrower).

16.	CONFIDENTIALITY

Each of the Lenders and each Agent covenants and agrees to keep confidential, and not to disclose to any third parties, the Operative Documents and all non-public information received by it from the Borrower, Airbus or the Engine Manufacturer pursuant to the Operative Documents or the Assigned Purchase Agreement or the Engine Financier Agreement, if any is so delivered, provided that, to the extent permitted by any applicable confidentiality agreement with Airbus or the Engine Manufacturer, such information may be made available:

(a)	prospective and permitted transferees of a Lender’s interest in the Loan Certificates or the Security Agent’s respective interest in the Collateral, who agree to hold such information confidential on the terms provided herein and in the Purchase Agreement;

(b)	to any Agent’s or Lender’s counsel or independent certified public accountants, independent insurance advisors or other agents or Affiliates of any Finance Party who agree to hold such information confidential on the terms provided;

(c)	as may be required by applicable law or by any statute, court or administrative order or decree or governmental ruling or regulation (or, in the case of any Agent or Lender, to any bank examiner or other regulatory personnel); or

(d)	as may be necessary for purposes of enforcement of any Operative Document.

17.	MISCELLANEOUS

17.1	The representations, warranties, indemnities and agreements of the Borrower provided for in this Agreement and each Party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.

17.2	This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.

17.3

(a)	This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement.

(b)	The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.

(i)	Each Lender may assign its Loan Certificate, in whole or in part, as provided in Section 5.6, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B (Assignment Agreement).

(ii)	In addition, a Lender may assign, in whole or in part its Commitment to any other financial institution, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B hereto, appropriately modified to relate to the assignment of a Commitment.

(iii)	Effective upon the assignment of any Commitment, the assigning Lender shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect thereof.

(iv)	Notwithstanding the above, a Lender may not transfer any Loan Certificate or interest therein in violation of the Securities Act or applicable foreign or state securities laws.

(v)	No Lender shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Lender expressly specified in this Agreement and the other Operative Documents and no Lender shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Lender be liable to the Borrower for any action or inaction on the part of any Agent in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the any Agent.

18.	LIMITATION OF SECURITY AGENT LIABILITY

It is expressly understood and agreed by the Parties that (A) this document is executed and delivered by BNP Paribas S.A., acting through its New York office, as Security Agent, (B) each of the representations, undertakings and agreements herein made on the part of the Security Agent is made and intended not as personal representations, undertakings and agreements by BNP Paribas S.A., acting through its New York office, as Security Agent for the Facility Agent and the Lenders, (C) nothing herein contained shall be construed as creating any liability on the Security Agent, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (D) under no circumstances shall the Security Agent be personally liable for the payment of any indebtedness or expenses of the Lenders or the Facility Agent or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Security Agent under this Agreement, the Operative Documents or any other related documents excluding, in each case, gross negligence, willful misconduct or simple negligence in the handling of money by the Security Agent for which it shall be liable in its individual capacity.

19.	LIMITATION ON LIABILITY

19.1

Notwithstanding anything contained in this Agreement to the contrary, recourse against the Borrower with respect to this Agreement shall be limited to the assets of the Borrower, as they may exist from time to time, including, but not limited to, the realization of any proceeds from the enforcement of any security granted to the Security Agent and/or any of the other Finance Parties under the Operative Documents and each of the Security Agent, the Facility Agent and the Lenders agree not to seek before any court or Governmental Entity to have any shareholder, director or officer of the Borrower, held liable, in their personal or individual capacities, for any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement other than in the case of gross negligence or willfull misconduct.

19.2	Each of the Security Agent, the Facility Agent and the Lenders agree that with respect to any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement, it shall not commence any case, proceeding, proposal or other action under any existing or future law of any jurisdiction relating to the bankruptcy, insolvency, reorganization, arrangement in the nature of insolvency proceedings, adjustment, winding-up, liquidation, dissolution or analogous relief with respect to the Borrower. Notwithstanding the preceding sentence, each of the Security Agent, the Facility Agent and the Lenders shall be entitled to make or file a claim of proof in any bankruptcy, insolvency, winding up, liquidation, reorganization, dissolution or analogous proceeding.

19.3	The Borrower acknowledges, undertakes and agrees with each Agent and each Lender that:

19.3.1	nothing in this Section 19 shall (x) be construed to limit the exercise of remedies pursuant to this Agreement or any other Operative Document in accordance with its terms; or (y) be construed to waive, release, reduce, modify or otherwise limit the obligations and liabilities of any guarantor of the Borrower’s obligations or liabilities hereunder or under any other Operative Document;

19.3.2	each of its obligations under this Agreement and the other Operative Documents to which it is a party is a continuing obligation, shall not be extinguished by reason of any inability of an Agent or any Lender to enforce such obligations as a result of the limitation on recourse contained in this Section 19 or by the performance in part of any such obligation and is (and shall remain) due to be performed on the date on which it is expressed by the terms of this Agreement or any other Operative Document to become due to be performed and interest shall accrue on any unpaid amount hereunder in accordance with the provisions of the Operative Documents; and

19.3.3	each Agent an each Lender shall be fully entitled to take any such steps as may be available to it to enforce its rights under this Agreement and the other Operative Documents in accordance with the terms hereof and thereof (subject always to the foregoing provisions of this Section 19).

19.4	The provisions of this Section 19 shall survive the termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

A330 PDP-3 LIMITED, as Borrower

By:

Name:
Title:

BNP PARIBAS S.A., acting through its New York office, as Security Agent

By:
Name:
Title:

By:
Name:
Title:

BNP PARIBAS S.A., acting through its New York office, as Facility Agent

By:
Name:
Title:

By:
Name:
Title:

LENDERS: BNP PARIBAS S.A., acting through its New York office

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

NOTICE & ACCOUNT INFORMATION

Lender

BNP Paribas S.A., acting through its New York office

Aviation Finance Group
787 7th Avenue, 28th Floor
New York, NY 10019

Attention: Elena Serdyuk – Vice President
Fax: +1 212 841 2748
Email: elena.serdyuk@us.bnpparibas.com

With a copy to:

BNP Paribas S.A.

Aviation Finance Group
787 7th Avenue, 9th Floor
New York, NY 10019

Attention: Derrick Dobert – Portfolio Administrator
Fax: +1 917 286 8578
Email: derrick.dobert@us.bnpparibas.com

BNP Paribas S.A.

Aviation Finance Group
525 Washington Blvd.
Jersey City, NJ 07310

Attention: NYLS Agency Support – Loan Admin.
Fax: +1 201 850 4020
Email: nyls_agency_support@americas.bnpparibas.com

Facility Agent

BNP Paribas S.A., acting through its New York office

Aviation Finance Group
787 7th Avenue, 28th Floor
New York, NY 10019

Schedule 1

Attention: Elena Serdyuk – Vice President
Fax: +1 212 841 2748
Email: elena.serdyuk@us.bnpparibas.com

With a copy to:

BNP Paribas S.A.

Aviation Finance Group
787 7th Avenue, 9th Floor
New York, NY 10019

Attention: Derrick Dobert – Portfolio Administrator
Fax: +1 917 286 8578
Email: derrick.dobert@us.bnpparibas.com

BNP Paribas S.A.

Aviation Finance Group
525 Washington Blvd.
Jersey City, NJ 07310

Attention: NYLS Agency Support – Loan Admin.
Fax: +1 201 850 4020
Email: nyls_agency_support@americas.bnpparibas.com

Payment Account

Bank: BNP Paribas
ABA: 026-007-689
Swift: BNPAUS3N
A/c Number: 103-130-00103
A/c Name: BNP Paribas, Loan Servicing Clearing Account
Ref: A330 PDP-3 LTD

Schedule 1

SCHEDULE II

PARTICIPATIONS

PART A

Lender	Aircraft 1 Participation Percentage	Aircraft 1 Maximum Commitment
BNP Paribas S.A., acting through its New York office	100%	US$18,000,000	*

Aircraft 1 Facility Amount		US$18,000,000	*

PART B

Lender	Aircraft 2 Participation Percentage	Aircraft 2 Maximum Commitment
BNP Paribas S.A., acting through its New York office	100%	US$15,534,000

Aircraft 2 Facility Amount		US$15,534,000

Facility Amount		US$33,534,000	*

*	As the same may be reduced pursuant to Section 2.5 of the Credit Agreement

Schedule II

SCHEDULE III

ADVANCES

No.	Aircraft Type	Scheduled Delivery Month	Payment Number	Payment Date	Advance		Cash Contribution	Loan	Final Price
1	Airframe 1	05/2014	1	May 30, 2007	4,559,192.97		4,559,192.97
	(A330-300)		2	May 1, 2012	9,118,385.94		9,118,385.94
			3	Nov. 1, 2012	9,118,385.94	*	4,795,964.85	4,322,421.09	110,079,673
			4	Feb. 1, 2013	9,118,385.94	*		9,118,385.94
			5	May 1, 2013	4,559,192.97	*		4,559,192.97

2	Airframe 2	07/2014	1	May 30, 2007	4,559,192.97		4,559,192.97
	(A330-300)		2	Jul. 2, 2012	9,118,385.94		9,118,385.94
			3	Jan. 1, 2012	9,118,385.94	*	4,795,964.85	4,322,421.09	105,735,500
			4	Apr. 1, 2013	9,118,385.94	*		9,118,385.94
			5	Jul. 1, 2013	4,559,192.97		2,466,000.00	2,093,192.97

*	Denominates that the Advance has already been fully paid by or on behalf of the Borrower and will be funded on the Effective Date as contemplated in Section 2.4(b)

Schedule III

SCHEDULE IV

THE FACILITY AGENT

1.	APPOINTMENT OF THE FACILITY AGENT

1.1	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Operative Documents.

1.2	Each of the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Operative Documents together with any other incidental rights, powers, authorities and discretions.

1.3	Unless expressly provided otherwise in the Operative Documents, each of the Lenders shall exercise its rights through the Facility Agent or the Security Agent.

2.	DUTIES OF THE FACILITY AGENT

2.1

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Paragraph (a) above shall not apply to any assignment agreement executed pursuant to Section 17.3(b)(i) or (ii).

2.2	The Facility Agent shall promptly forward to each of the Lenders a copy of any document or notice which is delivered to the Facility Agent by the Security Agent.

2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

2.4	The Facility Agent shall promptly notify the Lenders of any Default (in relation to which it has actual knowledge) arising under Section 4(a) (Non Payment) of the Mortgage.

2.5	The Facility Agent’s duties under the Operative Documents are solely mechanical and administrative in nature.

2.6	Except where an Operative Document expressly and specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

3.	NO FIDUCIARY DUTIES

3.1	Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other Person.

Schedule IV

3.2	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

4.	BUSINESS WITH THE BORROWER

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

5.	RIGHTS AND DISCRETIONS OF THE FACILITY AGENT

5.1	The Facility Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

5.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Section 4(a) (Non-Payment) of the Mortgage); and

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

5.3	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts provided that such engagement shall not cause any additional expense or cost to the Borrower, the Guarantor or the Irish Company unless approved in advance in writing by the Guarantor (such approval not to be unreasonably withheld or delayed).

5.4	The Facility Agent may act in relation to the Operative Documents through its personnel and agents.

5.5	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

5.6	Notwithstanding any other provision of any Operative Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

Schedule IV

6.	MAJORITY LENDERS’ INSTRUCTIONS

6.1	Unless a contrary indication appears in a Operative Document, the Facility Agent shall act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

6.2	Unless a contrary indication appears in an Operative Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

6.3	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

6.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

6.5	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Operative Document.

7.	RESPONSIBILITY FOR DOCUMENTATION

The Facility Agent is not (i) responsible for the legality, validity, effectiveness, adequacy or enforceability of any Operative Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Operative Document or (ii) responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise, unless the Facility Agent is informed by the Borrower or the Guarantor in writing that specific information being provided to the Facility Agent is non-public information.

8.	EXCLUSION OF LIABILITY

8.1	Without limiting sub-section 8.2, the Facility Agent will not be liable for any action taken by it under or in connection with any Operative Document, unless directly caused by its gross negligence or wilful misconduct.

8.2	No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Operative Document and any officer, employee or agent of the Facility Agent may rely on this sub-section. Any third party referred to in this sub-section 8.2 may enjoy the benefit of and enforce the terms of this sub-section 8.2.

Schedule IV

8.3	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Operative Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

8.4	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

9.	LENDERS’ INDEMNITY TO THE FACILITY AGENT

Each Lender shall indemnify the Facility Agent, within three (3) Business Days of demand, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, including any taxes thereon, that may be imposed on, incurred by or asserted against the Facility Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Operative Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligtated to pay under clause first of Section 5.4(c) or Section 5.4(e) hereof, as the case may be, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.	RESIGNATION OF THE FACILITY AGENT

10.1	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

10.2	Alternatively the Facility Agent may resign with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and provided that, such consent shall not be required if there shall have occurred and be continuing an Event of Default) by giving notice to the Lenders, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

10.3	If the Majority Lenders have not appointed a successor Facility Agent in accordance with sub-section 10.2 within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

Schedule IV

10.4	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Operative Documents.

10.5	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

10.6	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Operative Documents but shall remain entitled to the benefit of this Section 10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

11.	CONFIDENTIALITY

11.1	In acting as agent for the Lenders, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

11.2	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

11.3	Notwithstanding any other provision of any Operative Document to the contrary, the Facility Agent is not obliged to disclose to any other Person any confidential information or any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

12.	RELATIONSHIP WITH THE LENDERS

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

13.	CREDIT APPRAISAL BY THE LENDERS

Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Operative Document and the transactions contemplated thereby, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Operative Document including but not limited to:

13.1	the financial condition, status and nature of the Obligors;

Schedule IV

13.2	the legality, validity, effectiveness, adequacy or enforceability of any Operative Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document;

13.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document; and

13.4	the adequacy, accuracy and/or completeness of any information provided by any Party or by any other Person under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document.

14.	WRITTEN DIRECTIONS

The Borrower shall be entitled to rely on any written direction believed by it (acting reasonably) to be given by the Facility Agent or the Security Agent, as the case may be, as having been authorised, to the extent required by this Agreement, by all the Finance Parties.

Schedule IV

SCHEDULE V

THE SECURITY AGENT

1.	APPOINTMENT

Each Lender hereby and by acceptance of a Loan Certificate irrevocably appoints, designates and authorizes BNP Paribas, S.A., acting through its New York Office, as Security Agent under this Agreement and under each other Operative Documents with such powers as are specifically delegated to the Security by the terms of this Agreement and of the other Operative Documents, together with such other power as are reasonably incidental thereto.

2.	ACCEPTANCE OF APPOINTMENT

The Security Agent hereby confirms its acceptance of the Collateral Trust and covenants and agrees to perform and observe all of its covenants and undertakings set forth in this Agreement and in the Security Documents, which shall govern the duties and responsibilities of the Security Agent to the Finance Parties. The parties hereto agree that the BNP Paribas S.A., acting through its New York office, in its capacity as Security Agent acts hereunder solely as Security Agent as herein provided and not in its individual capacity except as otherwise herein provided.

3.	DUTIES AND RESPONSIBILITIES OF THE SECURITY AGENT TO THE FINANCE PARTIES

3.1	In the event the Security Agent shall have knowledge of an Event of Default (which shall not have been cured), the Security Agent shall give prompt written notice of such Event of Default to the Facility Agent. Subject to the provisions of sub-section 3.3(f) of this Schedule V, the Security Agent shall take such action with respect to any Event of Default as the Security Agent shall be instructed in writing by the Majority Lenders. If the Security Agent shall not have received instructions as above provided within twenty (20) days after the mailing of notice of such Event of Default the Security Agent shall, subject always to instructions received thereafter pursuant to the preceding sentence, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default as it shall determine advisable in the best interests of the Finance Parties and shall use the same degree of care and skill in connection therewith as a prudent person would use under the circumstances in the conduct of his or her own affairs. In the absence of actual knowledge of an officer in the “Corporate Trust Department” or its equivalent of the Security Agent, the Security Agent shall not be deemed to have knowledge of an Event Default unless notified in writing of such Event of Default by the Facility Agent.

3.2

Subject to the terms of sub-sections 3.1 and 3.3(f) of this Schedule V, with respect to the Aircraft and each Operative Document, upon the written instructions at any time and from time to time of the Majority Lenders, the Security Agent shall take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder or under the Operative

Schedule V

Documents as shall be specified in such instructions; and (ii) approve as satisfactory to the Security Agent all matters expressly required by the terms hereof or thereof to be satisfactory to the Security Agent, it being understood that without the written instructions of the Majority Lenders the Security Agent shall not approve any such matter as satisfactory to the Security Agent. The Security Agent shall execute such documents as may be required under this Agreement or any other Operative Document as may be specified from time to time in written instructions of the Majority Lenders.

3.3	No provision of this Agreement shall be construed to relieve the Security Agent from liability for the Security Agent’s own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or the Security Agent’s simple negligence in the handling of money, except that:

(a)	the duties and obligations of the Security Agent shall be determined solely by the express provisions of this Agreement, and the Security Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Security Agent; and

(b)	in the exercise of good faith, the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Security Agent and conforming to the requirements of this Agreement;

(c)	the Security Agent shall not be liable for any error of judgment made in good faith by a responsible officer of it, unless it shall be proved that the Security Agent was grossly negligent in ascertaining the pertinent facts;

(d)	the Security Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith and without gross negligence (or simple negligence in the handling of money) in accordance with the direction in writing of the Majority Lenders, relating to the time, method and place of conducting any proceeding for any remedy available to the Security Agent, or exercising any right or power conferred upon the Security Agent under this Agreement, and shall not be obligated to perform any discretionary act under this Agreement without the instructions in writing of the Majority Lenders;

(e)	the Security Agent shall not be under any obligation to exercise any rights or powers or take any other action upon the instructions of the Majority Lenders (including, without limitation, the insuring, taking care of or taking possession of the Aircraft or any Engine), and no provision of this Agreement shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability, unless and until the Security Agent shall have been fully indemnified by any Person reasonably acceptable to the Security Agent against all liability and expense in connection with the exercise of such right or power or the taking of such other action; and

Schedule V

(f)	the Security Agent shall have a claim and lien upon, the Collateral and this Agreement and the Assigned Purchase Agreement prior to the other Finance Parties for any costs or expenses incurred by the Security Agent acting in accordance with written instructions from Facility Agent and for which the Security Agent shall not have been reimbursed.

3.4	Promptly upon receipt by the Security Agent from any Obligor of the financial statements, reports and other documents to be furnished by any Obligor pursuant to this Agreement or pursuant to the other Operative Documents, if any, and of all other notices and documents to be delivered by the Obligors to the Security Agent pursuant to the other Operative Documents, the Security Agent shall furnish copies thereof to the Facility Agent, unless such notices and documents have previously been so provided.

4.	CERTAIN RIGHTS OF THE SECURITY AGENT

Except as otherwise provided above:

4.1	the Security Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Operative Documents, and shall not by reason of this Agreement or any Operative Document be a trustee for any Lender;

4.2	the Security Agent may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, trust certificate, guaranty or other paper or document believed by it to be genuine and to have been signed or presented by the proper Party or Parties;

4.3	whenever in the administration of this Agreement the Security Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Security Agent (unless other evidence be herein specifically prescribed) may, in the exercise of good faith on its part, rely on a certificate of a responsible officer of any Person;

4.4	the Security Agent may consult with counsel, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in reliance thereon;

4.5	the Security Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Operative Document;

4.6	the Security Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement; and

4.7	the other Finance Parties shall provide the Security Agent with all such further documents as the Security Agent may reasonably request from time to time, in order to give effect to the appointment created hereby.

Schedule V

5.	APPLICATION OF DEBT SERVICE AND OTHER PAYMENT

To the extent received and subject to Section 6 (Funds May Be Held by Security Agent) of this Schedule V, the Security Agent covenants and agrees to apply all payments received by it under this Agreement and the other Operative Documents when and as the same shall be received in the order of priorities specified in Section 5.4 (Distribution of Funds Received) of this Agreement.

6.	FUNDS MAY BE HELD BY SECURITY AGENT

Any monies, proceeds from any Collateral or property held by the Security Agent, until at any time paid out by the Security Agent as herein provided, may be carried by the Security Agent on deposit with itself, and shall be invested in accordance with written instructions of the Borrower or (if an Event of Default shall have occurred and be continuing) the Facility Agent (unless such investments are unacceptable to the Security Agent acting in good faith), and the Security Agent shall be under no liability for interest upon any such money so invested except as otherwise agreed with the Borrower.

7.	SECURITY AGENT NOT LIABLE FOR DELIVERY DELAYS OR DEFECTS IN THE AIRCRAFT OR TITLE OR ANY OPERATIVE DOCUMENT; MAY PERFORM DUTIES BY OTHER FINANCE PARTIES; REIMBURSEMENT OF EXPENSES; HOLDING OF THE OPERATIVE DOCUMENTS; MONIES HELD IN TRUST

7.1	Except as otherwise provided in Section 3 (Duties and Responsibilities of the Security Agent to the Finance Parties) of this Schedule V above, the Security Agent shall not be liable to any Person for any delay in the delivery of the Aircraft, or for any default on the part of Airbus or the Borrower, or for any defect in the Aircraft or in the title thereto or any Operative Document, nor shall anything herein be construed as a warranty on the part of the Security Agent in respect thereof or as a representation on the part of the Security Agent in respect of the value thereof, or in respect of the title thereto or adequacy thereof, except to the extent provided in sub-section 7.2 of this Schedule V.

7.2	Except as otherwise provided in Section 3 of this Schedule V (Duties and Responsibilities of the Security Agent to the Finance Parties) above, the Security Agent may perform its powers and duties hereunder by or through such attorneys, agents and servants as it shall appoint, and shall be answerable for only its own acts, gross negligence, willful misconduct, and not for the default or misconduct of any attorney, agent or servant appointed by it with due care. The Security Agent shall not be responsible in any way for any recitals, statements, representations or warranties contained in this Agreement or in any other Operative Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Loan Certificate or any other Operative Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder.

Schedule V

7.3	Subject to any limitations set forth in a Fee Letter or this Agreement, the Security Agent shall be entitled to receive payment of its reasonable expenses and disbursements hereunder (except expenses and disbursements incurred pursuant to sub-Section 9.1 of this Schedule V but including its expenses and disbursements in connection with the enforcement of its rights as Security Agent for the relevant Collateral, in enforcing remedies hereunder, under the Agreement or under the other Operative Documents, or in collecting upon, maintaining, refurbishing or preparing for sale any portion of the Collateral) and to receive compensation for all services rendered by it in performing its duties in accordance with the terms of this Agreement. All such fees, expenses and disbursements shall be paid by the Borrower (unless paid by the Guarantor) in accordance with the relevant Fee Letter and this Agreement.

7.4	Any monies or proceeds from any Collateral at any time held by the Security Agent hereunder or any other Operative Document shall, until paid out by the Security Agent as herein provided, be held by it for the benefit of the Finance Parties.

8.	SUCCESSOR SECURITY AGENT

8.1	Persons Eligible for Appointment as Security Agent

There shall at all times be a Security Agent hereunder, which shall be a corporation having a combined capital and surplus of at least one hundred million dollars ($100,000,000), and which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.1, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Security Agent shall cease to be eligible in accordance with the provisions of this Section 8.1, the Security Agent shall resign immediately in the manner and with the effect specified in Section 9 (Resignation and Removal; Appointment of Successor Security Agent) of this Schedule V below.

9.	RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR SECURITY AGENT

9.1

The Security Agent may at any time resign by giving written notice of resignation to the Facility Agent, with a copy to the Borrower and the Facility Agent shall promptly notify the Lenders thereof. Upon receipt by the Lenders of such written notice of resignation, the Lenders shall promptly appoint a successor agent, by written instrument, which successor shall be reasonably acceptable to the Borrower so long as no Event of Default shall have occurred and be continuing, in which case, one copy of which instrument shall be delivered to the Security Agent so resigning, one copy to the successor agent and one copy to each of the Finance Parties. If no successor agent shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning agent may petition any court of competent jurisdiction for the appointment of a successor agent, or the Finance Parties may petition any such court for

Schedule V

the appointment of a successor agent. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor agent reasonably acceptable to Facility Agent.

9.2	Any resignation of the Security Agent and appointment of a successor trustee pursuant to any of the provisions of this Section 9 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 10 of this Schedule V (Acceptance of Appointment by Successor Security Agent) below.

10.	ACCEPTANCE OF APPOINTMENT BY SUCCESSOR SECURITY AGENT

Any successor trustee appointed as provided in Section 9 of this Schedule V (Resignation and Removal; Appointment of Successor Security Agent) above shall execute, acknowledge and deliver to the relevant beneficiaries, and to its predecessor agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the title, rights, powers, duties and obligations of its predecessor hereunder and under the Operative Documents to which its predecessor was a party, with like effect as if originally named as the “Security Agent” herein and therein, and every provision hereof or thereof applicable to the retiring trustee shall apply to such successor trustee with like effect as if such successor trustee had been originally named herein and therein in the place and instead of the Security Agent; but nevertheless, on the written request of a Finance Party, or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall transfer and deliver to such successor all monies, if any, the Aircraft, the Collateral, the Operative Documents and other property held by the trustee so ceasing to act, shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act, and shall execute and deliver such instruments of transfer as may be reasonably requested by such successor trustee or required by any applicable law. Upon request of any such successor trustee, the relevant beneficiary shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers and recognizing the transfer of title as aforesaid, and shall do and perform any and all acts necessary to establish and maintain the title and rights of the successor trustee in and to the Aircraft, the Collateral, the Operative Documents and other property in the Collateral. Any trustee ceasing to act shall, nevertheless, retain a Security Interest upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Section 7 of this Schedule V (Security Agent Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties by other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies held in Trust). No successor trustee shall accept appointment as provided in this Section 10 of this Schedule V (Acceptance of Appointment by Successor Security Agent) unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.1 of this Schedule V (Persons Eligible for Appointment as Security Agent). Upon acceptance of appointment by a successor trustee as provided in this Section 10 of this Schedule V such successor trustee shall mail notice of the succession of such trustee hereunder to the Finance Parties.

Schedule V

11.	MERGER OR CONSOLIDATION OF SECURITY AGENT

Any corporation into which the Security Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger or conversion or consolidation to which the Security Agent shall be a party, or any corporation succeeding to the corporate trust business of the Security Agent, shall be the successor of the Security Agent hereunder, provided such corporation shall be eligible under the provisions of Section 8.1 of this Schedule V (Persons Eligible for Appointment as Security Agent), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

12.	APPOINTMENT OF ADDITIONAL AND SEPARATE SECURITY AGENTS

If at any time or times the Security Agent shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which the Aircraft, the Collateral or any Operative Document shall be situated or in which any of the same is expected to be enforced, or the Security Agent shall be advised by counsel that it is so necessary or prudent in the interest of the beneficiaries or the beneficiaries shall in writing so request the Security Agent, the Security Agent shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons approved by the Security Agent, the Facility Agent and, while no Default is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) which is a reputable financial institution either to act as additional trustee or trustees of the Aircraft, the Collateral or the Operative Documents, jointly with the Security Agent originally named herein or any successor or successors, or to act as separate agent or agents of the Aircraft, the Collateral or the Operative Documents, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such additional agent or separate agent, as the case may be, any property, title, right or power of the Security Agent deemed necessary or advisable, subject to the remaining provisions of this Section. The Security Agent may execute, deliver and perform any deed, conveyance, assignment or other instrument in writing as may be required by any additional agent or separate agent for more fully and certainly vesting in and confirming to it or him any property, title, right or powers which by the terms of such supplemental agreement are expressed to be conveyed or conferred to or upon such additional agent or separate agent. Every additional agent and separate agent hereunder shall, to the extent permitted by law, be appointed and act as and be such, and the Security Agent and its successors as the Security Agent shall act as and be such, subject to the following provisions and conditions:

12.1	all powers, duties, obligations and rights conferred upon the Security Agent in respect of the receipt, custody and payment of monies shall be exercised solely by the Security Agent or its successor as Security Agent;

12.2

all other rights, powers, duties and obligations conferred or imposed upon the Security Agent shall be conferred or imposed upon and exercised or performed by the Security Agent or its successor as Security Agent and such additional agent or agents and separate

Schedule V

agent or agents jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Security Agent or its successor as Security Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Aircraft in any such jurisdiction) shall be exercised and performed by such additional agent or agents or separate agent or agents;

12.3	no power hereby given to, or which it is hereby provided may be exercised by, any such additional agent or separate agent shall be exercised hereunder by such additional agent or separate agent except jointly with, or with the consent of, the Security Agent or its successor as Security Agent, anything herein contained to the contrary notwithstanding; and

12.4	no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder.

If at any time the Security Agent shall deem it no longer necessary or prudent in order to conform to any such law or shall be advised by such counsel that it is no longer so necessary or prudent in the interest of the Finance Parties then the Facility Agent shall in writing so request the Security Agent, and the Security Agent shall execute and deliver all instruments and agreements necessary or proper to remove any additional agent or separate agent. Any additional agent or separate agent may at any time by an instrument in writing constitute the Security Agent his agent or attorney-in-fact, with full power and authority, to the extent which may be authorized by law, to do all acts and things and exercise all discretion which he is authorized or permitted to do or exercise, for and in his behalf and in his name. In case any such additional agent or separate agent shall die, become incapable of acting, resign or be removed, all the assets, property, rights, powers, trusts, duties and obligations of such additional agent or separate agent, as the case may be, so far as permitted by law, shall vest in and be exercised by the Security Agent, without the appointment of a new successor to such additional agent or separate agent, unless and until a successor is appointed in the manner hereinbefore provided. Any request, approval or consent in writing by the Security Agent to any additional agent or separate agent shall be sufficient warrant to such additional agent or separate agent, as the case may be, to take such action as may be so requested, approved or consented to. Each additional agent and separate agent appointed pursuant to this Section 12 (Appointment of Additional and Separate Security Agents) shall be subject to, and shall have the benefit of, Section 3 of this Schedule V (Duties and Responsibilities of the Security Agent to the Finance Parties) and Section 4 of this Schedule V (Certain Rights of the Security Agent).

13.	LENDERS’ INDEMNITY TO THE SECURITY AGENT

Each Lender shall indemnify the Security Agent, within three (3) Business Days of demand, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, including any taxes thereon, that may be imposed on, incurred by or asserted against the Security Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Operative

Schedule V

Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under clause first of Section 5.4(c) or Section 5.4(e) hereof, as the case may be, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

14.	DEALING WITH PARTIES

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking activities or other business with any party to the Operative Documents and any Affiliate of such party.

Schedule V

EXHIBIT A

FUNDING NOTICE

                    , 20

BNP Paribas S.A.

Aviation Finance Group

787 Seventh Avenue

9th Floor

New York, NY 10019

Attention: Derrick Dobert – Portfolio Administrator

BNP Paribas S.A.

Aviation Finance Group

787 Seventh Avenue

28th Floor

New York, NY 10019

Attention: Elena Serdyuk – Vice President

Re:	Predelivery Deposit Payment Financing for A330 PDP-3 Limited

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of May 3, 2013 (the “Credit Agreement”; capitalized terms used herein without definition shall have the definitions specified in the Credit Agreement) entered into among A330 PDP-3 Limited, as borrower (the “Borrower”), the institutions listed on Schedule I thereto, as lenders (the “Lenders”), BNP Paribas S.A., acting through its New York office, as Security Agent and BNP Paribas S.A., acting through its New York office, as Facility Agent.

1.	Pursuant to Section 2.4(a) of the Credit Agreement, Borrower hereby requests a Loan in accordance with the following parameters:

(1)	Aircraft Number: [1/2]

(2)	Borrowing/Effective Date:

(3)	Loan: $

(4)	Cash Contribution: $

2.	The Borrower confirms that all Cash Contributions for the Aircraft the subject of this Loan have been made or will be made by the Borrowing Date.

3.	Please distribute the proceeds of the Loan as follows: [Insert payment instructions]

EXHIBIT A

4.	Borrower hereby confirms that the representations and warranties of the Borrower in Section 7 of the Credit Agreement are true and accurate on the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

5.	In consideration of the Lenders making their funds available on the Borrowing Date specified in this Funding Notice, in the event that the Loan does not take place on the Borrowing Date specified in this Funding Notice or in the event the Loan takes place on any Delayed Borrowing Date, the Borrower shall (i) pay each Lender any Break Amounts as though the Loan had been made on the Borrowing Date specified in this Funding Notice therefor and prepaid in full on the Cut-off Date, and (ii) compensate the Lenders for their net loss of earnings on such funds by paying the Lenders interest on the aggregate amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate equal to the Lenders’ cost of funds plus the Applicable Margin for the period from and including the Borrowing Date specified in this Funding Notice to but excluding the earlier of (x) the Business Day on which the Borrowing Date shall actually occur, (y) the Business Day on which the Borrower shall notify the Lenders that the Borrowing will not occur prior to the Delayed Borrowing Date (if such notice is given prior to 11:00 a.m. (New York time) or if later, until the Business Day subsequent to such notice date), or (z) the Delayed Borrowing Date.

For the purposes of the first Loan under this Funding Notice, the Credit Agreement shall be treated as executed and delivered even if it is yet to be executed and delivered.

The terms and provisions of this Funding Notice shall be binding upon and inure to the benefit of the Lenders and the Borrower and their successors and assigns.

This Funding Notice shall be governed by the internal laws of the State of New York.

EXHIBIT A

Very truly yours,

A330 PDP-3 LIMITED

By:
Name:
Title:

EXHIBIT A

EXHIBIT B

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT dated as of                     ,                     between                     (the “Assignee”) and                     (the “Assignor”).

RECITALS

WHEREAS, the Assignor is the holder of the Loan Certificate No.     dated as of                     ,                     (the “Assignor’s Loan Certificate”) issued under the Credit Agreement, dated as of May 3, 2013 (the “Credit Agreement”) among A330 PDP-3 Limited (“Borrower”), the Lenders party thereto, BNP Paribas S.A., acting through its New York office, not in its individual capacity but solely as Security Agent and Facility Agent (the “Facility Agent”);

WHEREAS, the Assignor proposes to assign to the Assignee $        of the $        Assignor’s Loan Certificate and a pro rata portion of all of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents (as defined below) in respect thereof, on the terms and subject to the conditions specified herein, and the Assignee proposes to accept the assignment of such rights and obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Unless otherwise defined herein, terms defined in Annex A to the Credit Agreement are used herein as therein defined.

2.	Assignment

(a)	On , (the “Effective Date”), and on the terms and subject to the conditions specified herein, the Assignor will sell, assign and transfer to the Assignee, without recourse to or representation, express or implied, by the Assignor (except as expressly specified in Paragraph 5 hereof), a $ portion of the Assignor’s Loan Certificate and a pro rata portion of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents in respect thereof (but not with respect to any indemnity or other claim, interest thereon at the Past Due Rate and Breakage Amounts, if any, accrued and unpaid as of the Effective Date or thereafter payable to the Assignor in respect of the period prior to the Effective Date), and the Assignee shall accept such assignment from the Assignor and assume all of the obligations of the Assignor accruing from and after the Effective Date under the Credit Agreement and the other Operative Documents relating to the Assignor’s Loan Certificate on such terms and subject to such conditions.

EXHIBIT B

(b)	Upon the satisfaction of the conditions specified in Paragraph 4, (A) the Assignee shall, on the Effective Date, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement and the other Operative Documents, and (B) the Assignor shall be released from its obligations under the Credit Agreement and the other Operative Documents accrued from and after the Effective Date, in each case to the extent such obligations have been assumed by the Assignee.

3.	Payments

As consideration for the sale, assignment and transfer contemplated in Paragraph 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in lawful currency of the United States and in immediately available funds, to the account specified below its signature on the signature pages hereof, an amount equal to $        .

4.	Conditions

This Assignment Agreement shall be effective upon the due execution and delivery of this Assignment Agreement by the Assignor and the Assignee and the effectiveness of the assignment contemplated by Paragraph 2 hereof is subject to:

(a)	the receipt by the Assignor of the payment provided for in Paragraph 3;

(b)	the delivery to the Facility Agent of the Assignor’s Loan Certificate, duly endorsed for [partial] transfer to the Assignee, together with a request in the form attached hereto as Exhibit A that a new Loan Certificate be issued to the Assignee and Assignor; and

(c)	the notification by the Assignee to the Borrower of its identity and of the country of which the Assignee is a resident for tax purposes and provide the Borrower and the Facility Agent with any forms or certificates required pursuant to Section 5.3(f) of the Credit Agreement.

5.	Representations and Warranties of the Assignor

The Assignor represents and warrants as follows:

(a)	the Assignor has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

(b)	the Assignor’s interest in the Assignor’s Loan Certificate is free and clear of any and all Liens created by or through the Assignor;

EXHIBIT B

(c)	this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms; and

(d)	the Assignor has received no written notice of any Default having occurred and continuing on the date of execution hereof.

6.	Representations and Warranties of the Assignee

The Assignee hereby represents and warrants to the Assignor and Borrower that:

(a)	the Assignee has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

(b)	this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms; and

(c)	the Assignee has fully reviewed the terms of the Operative Documents and has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement.

7.	Further Assurances

The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment Agreement.

8.	Governing Law

This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

9.	Notices

All communications between the parties or notices in connection herewith shall be in writing, hand-delivered or sent by ordinary mail or facsimile, addressed as specified on the signature pages hereof. All such communications and notices shall be effective upon receipt.

10.	Binding Effect

This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

EXHIBIT B

11.	Integration of Terms

This Assignment Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and other writings with respect to the subject matter hereof.

12.	Counterparts

This Assignment Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

[signature page follows]

EXHIBIT B

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNEE]
By:
Name:
Title:
Address for Notices:
Wire Instructions:
[ASSIGNOR]
By:
Name:
Title:
Address for Notices:
Wire Instructions:

EXHIBIT B

EXHIBIT C

FORM OF STEP-IN AGREEMENT

EXHIBIT C

EXHIBIT D

FORM OF ENGINE FINANCIER AGREEMENT

EXHIBIT D

EXHIBIT E

FORM OF LOAN CERTIFICATE

A330 PDP-3 LIMITED

LOAN CERTIFICATE

No.	New York, New York
$	[Effective Date	]

A330 PDP-3 Limited (the “Borrower”) hereby promises to pay to                     (the “Lender”), or registered transferees, the principal sum of                     ($        ), or, if less, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to that certain Credit Agreement dated as of May 3, 2013 among the Borrower, BNP Paribas S.A., acting through its New York office, not in it individual capacity but solely as Security Agent (the “Security Agent”) and as Facility Agent (the “Facility Agent”) and certain lenders named therein, payable in full on the earlier of (i) the Scheduled Delivery Date of the related Aircraft, as notified by the Borrower to the Facility Agent in accordance with this Section 5.2(d) of the Credit Agreement, (ii) the last day of the “Scheduled Delivery Month” specified for the relevant Aircraft in Schedule III of the Credit Agreement, (iii) in the event of a delay in the “Scheduled Delivery Month” for the relevant Aircraft as a result of an Airbus Delay, the six month anniversary of the last day of the “Scheduled Delivery Month” specified for such Aircraft in Schedule III of the Credit Agreement or (iv) the applicable Termination Date; together with interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until such principal amount is paid in full. The Interest Periods for the Loans evidenced by this note (and the Applicable Rate) can vary in accordance with the definition of Interest Period in the Credit Agreement. Interest shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date this Loan Certificate is paid in full. This Loan Certificate shall bear interest at the Past Due Rate on any principal hereof, and, to the extent permitted by applicable law, interest and other amounts due hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Lender.

Interest shall be payable with respect to the first but not the last day of each Interest Period and shall be payable from (and including) the date of a Loan or the immediately preceding Interest Payment Date, as the case may be, to (and excluding) the next succeeding Interest Payment Date. Interest shall be calculated on the basis of a year of 360 days and actual number of days elapsed. If any sum payable hereunder falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day; provided, however, that, in the case of principal of and interest on the Loan Certificates payable on an Interest Payment Date, if by virtue of such extension such payment would fall (i) in the next succeeding month or (ii) after the stated maturity date, such sum shall be payable on the preceding Business Day.

Borrower hereby acknowledges and agrees that this note is one of the Loan Certificates referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement including, without limitation, the repayment in full of the Loans made in

EXHIBIT E

respect of an Aircraft upon the Delivery Date of such Aircraft. The Credit Agreement, to which reference is hereby explicitly made, sets forth said terms and provisions, including those under which this Loan Certificate may or must be paid prior to its due date or may have its due date accelerated.

All payments of principal, Break Amount, if any, and interest and other amounts to be made to the Lender under the Credit Agreement and the other Operative Documents, shall be made in accordance with the terms of the Credit Agreement and the Mortgage.

Principal and interest and other amounts due hereon shall be payable in Dollars in immediately available funds prior to 11:00 a.m., New York time, on the due date thereof, to the Payment Account and the Facility Agent shall, subject to the terms and conditions of the Credit Agreement and the Mortgage, remit all such amounts so received by it to the Lender in accordance with the terms of the Credit Agreement and the Mortgage at such account or accounts at such financial institution or institutions situated in New York as the Lender hereof shall have designated to the Facility Agent in writing, in immediately available funds for distribution to the Lender. All such payments by the Borrower and the Facility Agent shall be made free and clear of and without reduction for or on account of all wire or other like charges.

The Lender, by its acceptance of this Loan Certificate, agrees that, each payment received by it in respect hereof shall be applied pursuant to Section 5.4 of the Credit Agreement.

This Loan Certificate is one of the Loan Certificates referred to in, and issued pursuant to, the Credit Agreement. The Collateral is held by the Security Agent as security, in part, for the Loan Certificates. Reference is hereby made to the Credit Agreement, the Mortgage and the other Operative Documents or a statement of the rights and obligations of the Lender, and the nature and extent of the security for this Loan Certificate and of the rights and obligations of the other Lenders, and the nature and extent of the security for the other Loan Certificates.

There shall be maintained a Certificate Register for the purpose of registering transfers and exchanges of Loan Certificates at the office of the Facility Agent specified in the Credit Agreement or at the office of any successor Facility Agent in the manner provided in Section 5.6 of the Credit Agreement. As provided in the Credit Agreement and the Mortgage and subject to certain limitations specified therein, this Loan Certificate or any interest herein may, subject to the next following paragraph, be assigned or transferred, and the Loan Certificates are exchangeable for a like aggregate original principal amount of Loan Certificates of any authorized denomination, as requested by the Lender surrendering the same.

Prior to the due presentment for registration or transfer of this Loan Certificate, the Borrower and the Facility Agent shall deem and treat the Person in whose name this Loan Certificate is registered on the Certificate Register as the absolute owner of this Loan Certificate and the Lender for the purpose of receiving payment of all amounts payable with respect to this Loan Certificate and for all other purposes whether or not this Loan Certificate is overdue, and neither the Borrower nor the Facility Agent shall be affected by notice to the contrary.

This Loan Certificate is subject to prepayment as permitted by Sections [5.9, 5.10, 5.12 and 5.14] of the Credit Agreement and to acceleration by the Facility Agent as provided in Section 5 of the Mortgage, and the Lender, by its acceptance of this Loan Certificate, agrees to be bound by said provisions.

EXHIBIT E

Terms defined in the Credit Agreement and in the Mortgage have the same meaning when used in this Loan Certificate.

This Loan Certificate shall be governed by and construed in accordance with the law of the State of New York.

[signature page follows]

EXHIBIT E

IN WITNESS WHEREOF, the Borrower has caused this Loan Certificate to be executed in its corporate name by its officer thereunto duly authorized, as of the date hereof.

A330 PDP-3 LIMITED

By:
Name:
Title:

EXHIBIT E

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A330 PDP-3 Limited, as Borrower, each lender from time to time party thereto, and BNP Paribas S.A., as Facility Agent and as Security Agent.

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Loan Certificates evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Facility Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Facility Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT H-1

[Credit Agreement]

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A330 PDP-3 Limited, as Borrower, each lender from time to time party thereto, and BNP Paribas S.A., as Facility Agent and as Security Agent.

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT H-2

[Credit Agreement]

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A330 PDP-3 Limited, as Borrower, each lender from time to time party thereto, and BNP Paribas S.A., as Facility Agent and as Security Agent.

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT H-3

EXHIBIT H-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A330 PDP-3 Limited, as Borrower, each lender from time to time party thereto, and BNP Paribas S.A., as Facility Agent and as Security Agent.

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Loan Certificate(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Loan Certificate(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Operative Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of
Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Facility Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Facility Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT H-4